SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PeopleSupport, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, $0.001 par value per share, of PeopleSupport, Inc.

(2)	Aggregate number of securities to which transaction applies:

21,255,045 shares of common stock, which consists of: (i) 19,050,286 shares of common stock issued and outstanding as of August 3, 2008; (ii) 1,302,909 shares of common stock underlying outstanding options to purchase shares of common stock with strike prices below $12.25 as of August 3, 2008; and (iii) 901,850 shares of common stock underlying outstanding restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000393 by the underlying value of the transaction of $249,143,226, which has been calculated as the sum of: (a) the product of: (i) 19,050,286 issued and outstanding shares of common stock as of August 3, 2008 plus 901,850 shares of common stock underlying restricted stock units; and (ii) the Merger Consideration of $12.25 per share; plus (b) the product of: (i) 1,302,909 sha res of common stock underlying outstanding options to purchase shares of common stock with strike prices below $12.25 as of August 3, 2008; and (ii) the difference between $12.25 per share and the weighted-average exercise price of such options of $8.62 per share.

(4)	Proposed maximum aggregate value of transaction:

$249,143,226

(5)	Total fee paid:

$9,792

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PeopleSupport, Inc.
2049 Century Park East, Suite 300
Los Angeles, CA 90067
(310) 824-6200

September 10, 2008

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of PeopleSupport, Inc. to be held at the Century Plaza located at 2025 Avenue of the Stars, Los Angeles, California 90067, on October 8, 2008, at 9:00 A.M., Pacific Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 3, 2008 (the Merger Agreement), by and among PeopleSupport, Essar Services, Mauritius (ESM) and Easter Merger Sub, Inc., a wholly-owned subsidiary of ESM (Merger Sub) under which PeopleSupport will be acquired by ESM.

The Merger Agreement contemplates the merger of Merger Sub with and into PeopleSupport, with PeopleSupport continuing as the surviving corporation and becoming a wholly-owned subsidiary of ESM (the Merger). Upon completion of the Merger, each share of our common stock, other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law and shares held by PeopleSupport, ESM and their respective wholly-owned subsidiaries, will be converted into the right to receive $12.25 in cash, without interest and less any applicable withholding taxes.

On August 3, 2008, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, advisable and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

The accompanying proxy statement provides you with detailed information about the Merger, the Merger Agreement and the Special Meeting. We encourage you to read the entire proxy statement and the Merger Agreement carefully and in their entirety.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, please sign and return the enclosed proxy in the envelope provided. If you attend the Special Meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement and approval of the Merger.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement and approval of the Merger.

Our Board of Directors and management look forward to seeing you at the Special Meeting.

Sincerely,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Neither the Securities and Exchange Commission nor any state’s securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 10, 2008, and is first mailed to stockholders on or about September 10, 2008.

PeopleSupport, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, October 8, 2008

To our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of PeopleSupport, Inc., a Delaware corporation, will be held at the Century Plaza located at 2025 Avenue of the Stars, Los Angeles, California 90067, on October 8, 2008, at 9:00 A.M., Pacific Time.

We are holding this Special Meeting:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 3, 2008 (the Merger Agreement), by and among PeopleSupport, Essar Services, Mauritius (ESM), and Easter Merger Sub, Inc., a wholly-owned subsidiary of ESM (Merger Sub), as it may be amended from time to time, pursuant to which Merger Sub will be merged with and into PeopleSupport, with PeopleSupport surviving the Merger and becoming a wholly-owned subsidiary of ESM (the Merger); and

•	to approve the postponement or adjournment of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

On August 3, 2008, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, advisable and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Our Board of Directors has fixed the close of business on August 22, 2008, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement, which is being mailed to stockholders on or about September 10, 2008, provides you with detailed information about the Merger, the Merger Agreement and the Special Meeting.

PeopleSupport stockholders who do not vote in favor of the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Appraisal Rights” beginning on page 42 of the accompanying proxy statement and Annex C to the proxy statement.

It is important that your shares are represented at the Special Meeting. Even if you plan to attend the Special Meeting, we request that you will promptly vote and submit your proxy by completing, dating, signing and returning the enclosed proxy card or as otherwise instructed in your proxy materials. This will not limit your rights to attend or vote at the Special Meeting. If your shares are held of record by a bank, broker or other agent and you wish to vote at the Special Meeting, you must obtain a proxy card issued in your name from the bank, broker or other agent. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

By Order of the Board of Directors

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Los Angeles, California
September 10, 2008

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “us,” “our,” “PeopleSupport” and “our company” refer to PeopleSupport, Inc. We refer to Essar Services, Mauritius as “ESM” and Easter Merger Sub, Inc. as “Merger Sub.”

•	Parties to the Merger. PeopleSupport, headquartered in Los Angeles, California, is a leading offshore business process outsourcing (BPO) provider offering customer management, transcription and captioning and additional BPO services from our centers in the Philippines, Costa Rica and United States. ESM is a wholly-owned subsidiary of Aegis BPO (Aegis). ESM is a holding company that holds all of the investments made by Aegis Communications Group USA, Inc. Aegis is one of India’s fastest growing BPO companies that services some of the world’s largest corporations in the telecom, banking, insurance and healthcare industries. Merger Sub was formed for the sole purpose of entering into the Agreement and Plan of Merger, dated as of August 3, 2008, by and among PeopleSupport, ESM and Merger Sub (the Merger Agreement) and consummating the transactions contemplated by the Merger Agreement. See “The Transaction Participants” beginning on page 11.

•	The Proposal. We are asking our stockholders to consider and vote on the adoption of the Merger Agreement and approval of the Merger, pursuant to which Merger Sub will merge with and into PeopleSupport with PeopleSupport as the surviving corporation (the Merger). As a result of the Merger, we will become a wholly-owned subsidiary of ESM. Upon completion of the Merger, our common stock will no longer be listed on any exchange or quotation system. Our Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of our common stock, par value $0.001 per share, in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held at the Century Plaza located at 2025 Avenue of the Stars, Los Angeles, California 90067, on October 8, 2008, at 9:00 A.M., Pacific Time. See “The Special Meeting” beginning on page 12 and “The Merger — Background of the Merger” beginning on page 15. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about September 10, 2008.

•	Merger Consideration. If the Merger is completed, you will receive $12.25 in cash, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own (the Merger Consideration). After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer be or have any rights as a PeopleSupport stockholder.

•	Treatment of Stock Options. Upon completion of the Merger, each outstanding option to purchase our common stock, whether or not vested, that remains outstanding as of the closing of the Merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which the Merger Consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes. See “The Merger Agreement — Effect on PeopleSupport Stock Options” beginning on page 33.

•	Treatment of Restricted Stock Units. Upon completion of the Merger, each restricted stock unit that remains outstanding as of the closing of the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to the restricted stock unit multiplied by the Merger Consideration, less any applicable withholding taxes. See “The Merger Agreement — Effect on PeopleSupport Restricted Stock Units” beginning on page 33.

•	Our Position as to Fairness of the Merger; Board Recommendation. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, advisable and in the best interests of our stockholders, and unanimously adopted and approved, and declared advisable, the Merger Agreement, the Merger and the transactions contemplated thereby. Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 21.

•	Opinion of PeopleSupport’s Financial Advisor. On August 3, 2008, Credit Suisse Securities (USA) LLC (Credit Suisse) delivered its opinion, which was subsequently confirmed in writing, to our Board of Directors that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters as set forth in the opinion, the $12.25 per share in cash to be received by the holders of our common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Credit Suisse, dated August 3, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Credit Suisse provided its opinion for the information of our Board of Directors in connection with its consideration of the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any holder of our common stock as to how such holder should vote or act on any matter relating to the proposed Merger or otherwise. Pursuant to an engagement letter between us and Credit Suisse, we have agreed to pay Credit Suisse a customary fee for its services in connection with the Merger, a significant portion of which is contingent upon consummation of the Merger.

You are encouraged to read Credit Suisse’s opinion and the section “The Merger — Opinion of PeopleSupport’s Financial Advisor” beginning on page 22 carefully and in their entirety.

•	Required Vote. Under Delaware law and our charter documents, the affirmative vote of holders of a majority of the outstanding shares of our common stock is necessary to adopt the Merger Agreement and to approve the Merger. See “The Special Meeting — Required Vote” beginning on page 13.

•	Quorum. A majority of our common stock issued, outstanding and entitled to vote at the Special Meeting constitutes a quorum for the purpose of considering the proposals. In the event a quorum is not present at the Special Meeting, the meeting may be adjourned or postponed to solicit additional proxies.

•	Share Ownership of Certain Persons. As of August 22, 2008, the record date, our directors and executive officers and their respective affiliates owned, in the aggregate, 1,012,827 shares of our common stock, or approximately 5.31% of the outstanding shares of our common stock. See “The Special Meeting — Stock Ownership and Interests of Certain Persons” beginning on page 14.

•	Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) and certain antitrust laws outside the United States and is subject to review under the U.S. Defense Production Act of 1950, as amended (Exon-Florio Provision). Pre-Merger filings and governmental approvals may also be required in certain foreign jurisdictions. See “The Merger Agreement — Conditions to the Merger” beginning on page 39.

•	Amendment to PeopleSupport’s Rights Agreement. Effective as of August 3, 2008, we entered into an amendment to our Shareholder Rights Agreement, dated as of August 28, 2007, between PeopleSupport and Computershare Trust Company, N.A. (the Rights Agreement) for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In particular, the amendment to the Rights Agreement provides that no person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement.

•	Conditions to Each Party’s Obligations. Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the Merger Agreement and the Merger by an affirmative vote of a majority of the outstanding shares of our common stock;

•	absence of any injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction that prohibits the consummation of the Merger;

•	expiration or termination of any applicable waiting period under the HSR Act; and

•	the expiration, lapse or termination of all applicable waiting and other time periods and the receipt of all regulatory clearances under other applicable foreign, federal or state antitrust, competition or fair trade laws in any relevant jurisdiction unless waived by Merger Sub.

•	Conditions to PeopleSupport’s Obligations. The obligation of PeopleSupport to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

•	ESM’s and Merger Sub’s representations and warranties being true and correct, subject to various materiality and other qualifiers, on the date of the Merger Agreement and on the date of the closing of the Merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	ESM’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the Merger Agreement; and

•	the receipt by us of an officer’s certificate by ESM certifying to the effect that the foregoing two conditions have been satisfied.

•	Conditions to ESM’s and Merger Sub’s Obligations. The obligation of ESM and Merger Sub to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

•	PeopleSupport’s representations and warranties being true and correct, subject to various materiality and other qualifiers, on the date of the Merger Agreement and on the date of the closing of the Merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	PeopleSupport’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the Merger Agreement; and

•	the receipt by ESM of an officer’s certificate by PeopleSupport certifying to the effect that the foregoing two conditions have been satisfied.

•	Termination of the Merger Agreement. PeopleSupport and ESM may terminate the Merger Agreement by mutual written consent at any time before the consummation of the Merger. In addition, with certain exceptions, either ESM or PeopleSupport may terminate the Merger Agreement at any time before the consummation of the Merger if:

•	the Merger has not been completed on or before February 3, 2009 (the Termination Date) and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the Merger on or before the Termination Date;

•	a final and non-appealable injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been entered and the party seeking to terminate the Merger Agreement has complied with its obligations; or

•	the Special Meeting shall have concluded without the approval of the Merger by our stockholders.

PeopleSupport may also terminate the Merger Agreement if:

•	subject to compliance with advance notice provisions, ESM has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause a condition of our obligation to consummate the Merger not to be satisfied and (2) cannot be cured by the Termination Date; or

•	at any time prior to obtaining the approval of our stockholders, in order to enter into any agreement, understanding or arrangement providing for a superior transaction, if PeopleSupport has provided ESM with the opportunity to match the proposal providing for the superior transaction and concurrently pays the Termination Fee, as defined below.

ESM may also terminate the Merger Agreement if:

•	subject to compliance with advance notice provisions, we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause a condition of ESM’s or Merger Sub’s obligation to close not to be satisfied and (2) cannot be cured by the Termination Date;

•	our Board of Directors changes its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement and approval of the Merger;

•	at any time prior to obtaining the approval of our stockholders, we enter into any agreement, understanding or arrangement providing for a superior transaction; or

•	certain events occur under our Rights Agreement.

•	Termination Fees. PeopleSupport has agreed to pay ESM a fee of $8.7 million (the Termination Fee) if:

•	we terminate the Merger Agreement in order to enter into an agreement, understanding or arrangement providing for a superior transaction (which PeopleSupport is permitted to do if it has provided ESM with the opportunity to match the proposal providing for the superior transaction and, simultaneously with the termination, pays the Termination Fee);

•	Essar terminates the Merger Agreement on the grounds our Board of Directors has (1) changed its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement and approval of the Merger or (2) entered into an agreement, understanding or arrangement providing for a superior transaction; or

•	(1) either ESM or PeopleSupport terminates the Merger Agreement because the termination date shall have passed, or ESM terminates the Merger Agreement due to (A) certain events occurring under our Rights Agreement or (B) our breach or failure to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would cause a condition of ESM’s or Merger Sub’s obligation to close not to be satisfied and cannot be cured by the Termination Date, (2) at the time of such termination ESM and Merger Sub shall have complied in all material respects with their obligations under the Merger Agreement, (3) an acquisition proposal shall have been announced after the date of the Merger Agreement and (4) within 12 months after such termination we have entered into or consummated an acquisition proposal.

•	Expenses. If the Merger Agreement is terminated because our stockholders fail to vote in favor of the adoption of the Merger Agreement and approval of the Merger, then we are required to pay ESM $1 million dollars as a reimbursement of expenses. In addition, if the Merger Agreement is terminated because our stockholders fail to vote in favor of the adoption of the Merger Agreement and approval of the Merger, an acquisition proposal has been announced after the date of the Merger Agreement and, within 12 months following such termination, we have entered into or consummated an acquisition proposal, then we must pay ESM the Termination Fee less the $1 million dollars previously paid.

•	No Solicitation. Subject to the below exception, we have agreed to cease any existing discussions or negotiations with any party with respect to any acquisition proposal and except as described below are prohibited from releasing any third party from any standstill or confidentiality agreement to which we are a party. In addition, subject to the below exception, we have agreed to not and to cause our representatives (directors, officers, financial and legal advisors, etc.) to not:

•	directly or indirectly, solicit, initiate or knowingly encourage or take any action knowingly to facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes or may reasonably be expected to constitute an acquisition proposal;

•	enter into, maintain, participate in or continue any discussions, negotiations or agreements regarding or furnish non-public information any proposal or offer that constitutes or may reasonably be expected to constitute an acquisition proposal;

•	enter into any agreement, commitment or letter of intent providing for any acquisition proposal; or

•	agree to, approve, endorse or recommend any acquisition proposal.

If, however, we receive from a third party an acquisition proposal that (1) constitutes a superior proposal or (2) our Board of Directors determines in good faith, after consultation with our legal counsel and financial advisors, that the acquisition proposal could reasonably be expected to result in a superior proposal, we are permitted to:

•	furnish non-public information to the third party under a confidentiality agreement, that, among other things, contains a standstill provision substantially similar to the standstill provision in the confidentiality agreement between ESM and PeopleSupport to the extent such provision remains in effect; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal.

•	Certain Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered. However, the tax consequences of the Merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the Merger will affect you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 29.

•	Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the Merger Agreement and approval of the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and they comply with all other requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and approval of the Merger and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and approval of the Merger. See “Appraisal Rights” beginning on page 43 and Annex C — Section 262 of the Delaware General Corporation Law.

•	Anticipated Closing of the Merger. The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement and approval of the Merger by our stockholders. We currently expect the Merger to be completed shortly following the Special Meeting of stockholders, although we cannot assure completion by any particular date, if at all.

•	Legal Proceedings Regarding the Merger. As of the date of this proxy statement, PeopleSupport and ESM are aware of a purported class action lawsuit that has been filed against PeopleSupport and our Board of Directors in connection with the Merger. The complaint seeks, among other things, an injunction prohibiting PeopleSupport and ESM from consummating the Merger, rescission of the Merger to the extent already implemented, and attorneys’ fees and expenses. We intend to vigorously defend against the lawsuit. See “The Merger — Legal Proceedings Regarding the Merger” beginning on page 31.

•	Additional Information. You can find more information about PeopleSupport in the periodic reports and other information we file with the Securities and Exchange Commission (SEC). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 49.

•	Current Market Price if PeopleSupport Common Stock. The closing sale price of PeopleSupport common stock on the NASDAQ Global Select Market on September 5, 2008 was $12.10. You are encouraged to obtain current market quotations for PeopleSupport common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A: You are being asked to vote on (1) the adoption of the Merger Agreement entered into by and among PeopleSupport, ESM and Merger Sub pursuant to which Merger Sub will be merged with and into PeopleSupport, with PeopleSupport surviving as a wholly-owned subsidiary of ESM and approval of the Merger and (2) the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. See “The Merger Agreement — Effective Time of the Merger” beginning on page 34.

Q:	How Does PeopleSupport’s Board of Directors Recommend That I Vote?

A: Our Board of Directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve of the Merger. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 21. Our Board of Directors also recommends that you vote “FOR” the adoption of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies to facilitate the adoption of the Merger Agreement and approval of the Merger.

Q:	What Will I Receive in the Merger?

A: Upon completion of the Merger, you will receive $12.25 in cash, without interest and less any applicable tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1,225.00 in cash in exchange for your shares of common stock, without interest and less any applicable tax withholding. You will not own any shares in the surviving corporation. Stockholders who perfect their appraisal rights will not receive the Merger Consideration. See “The Merger Agreement” beginning on page 32.

Q:	When and Where Is the Special Meeting?

A: The Special Meeting of Stockholders will be held at the Century Plaza located at 2025 Avenue of the Stars, Los Angeles, California 90067, on October 8, 2008, at 9:00 A.M., Pacific Time. See “The Special Meeting” beginning on page 12.

Q:	May I Attend the Special Meeting?

A: All stockholders as of the close of business on August 22, 2008, the record date for the Special Meeting, may attend the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	Who Can Vote at the Special Meeting?

A: All stockholders of record at the close of business on August 22, 2008, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, ComputerShare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 12.

Q:	How Are Votes Counted?

A: Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the Merger proposal from the beneficial owner. Because under Delaware law, the adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders of a majority of our outstanding shares of common stock, the failure to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger. Broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present. Because the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Special Meeting, abstentions will count as “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal unless the shares are counted as present at the Special Meeting.

Q:	How Many Votes Are Required to Adopt the Merger Agreement?

A: Under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on August 22, 2008, the record date for the Special Meeting. As of the close of business on the record date, there were 19,065,995 shares of our common stock outstanding. This means that under Delaware law, 9,532,998 shares or more must vote “FOR” the adoption of the Merger Agreement and approval of the Merger. See “The Special Meeting” beginning on page 12.

Q:	How Many Votes Do I Have?

A: You have one vote for each share of our common stock you own as of August 22, 2008, the record date for the Special Meeting.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 12.

Q:	What If I Fail to Instruct My Broker?

A: Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

Q:	Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A: No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What Happens If I Do Not Vote?

A: Because the vote required for the proposal to adopt the Merger Agreement is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If the Merger is completed, whether or not you vote for the adoption of the Merger Agreement and approval of the Merger, you will be paid the Merger Consideration for your shares of our common stock upon completion of the Merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 12 and “Appraisal Rights” beginning on page 43 and Annex C — Section 262 of the Delaware General Corporation Law.

Q:	When Should I Send in My Stock Certificates?

A: After the Special Meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to a paying agent designated by ESM. In order to receive the Merger Consideration as soon as reasonably practicable following the completion of the Merger, you must send the paying agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates now.

Q:	When Can I Expect to Receive the Merger Consideration For My Shares?

A: Once the Merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the Merger Consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the Merger Consideration.

Q:	I Do Not Know Where My Stock Certificate Is — How Will I Get My Cash?

A: The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. ESM may also require that you provide a bond in order to cover any potential loss.

Q:	What Do I Need to Do Now?

A: After carefully reading and considering the information contained in this proxy statement, including the Annexes and the other documents referred to in this proxy statement, you should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible as instructed in these materials or by your bank, broker or other agent so that your shares may be represented at the Special Meeting. See “The Special Meeting” beginning on page 12.

Q:	How Do I Vote My Shares?

A: You may vote:

•	by completing, dating, signing and returning your proxy card it in the enclosed pre-paid envelope;

•	by appearing in person at the Special Meeting; or

•	by following the voting instructions provided by your bank, broker or other agent, if you hold your shares in street name.

Q:	May I Change My Vote After I Have Submitted My Proxy?

A: Yes. You may change your vote at any time before we vote your proxy at the Special Meeting. You may do so in one of three ways: first, you can send a written notice of revocation prior to the Special Meeting to our Assistant Secretary at PeopleSupport, Inc., 2049 Century Park East, Suite 300, Los Angeles, California 90067; second, you can submit another properly executed proxy at a later date; and third, you can attend the Special Meeting and vote in person. Your attendance at the Special Meeting alone will not revoke your proxy. You should send any written notice or request for a new proxy card to our Assistant Secretary at the same address. Voting by mailing in your proxy card will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by mail even if you plan to attend the Special Meeting in person. If your shares are held in the name of a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent with this proxy statement in order to revoke your vote or to vote at the Special Meeting. See “The Special Meeting” beginning on page 12.

Q:	What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A: The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q:	What Are the Consequences of the Merger to Members of Our Management and Board of Directors?

A: Like all other holders of shares of our common stock, members of our management and Board of Directors will be entitled to receive $12.25 per share in cash, without interest and less any applicable withholding taxes, for each of their shares of our common stock or restricted stock units. All options (whether or not vested) to acquire our common stock held by members of our management and Board of Directors (like all other holders) will be cancelled and converted into the Merger Consideration. Members of our management and Board of Directors may also have interests in the Merger that are different from or in addition to the interests of our stockholders in general. See “The Merger — Interests of Executive Officers and Directors in the Merger” beginning on page 27.

Q:	What Does It Mean If I Receive More Than One Proxy?

A: If you receive more than one proxy, it means that you hold shares of our common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to complete, date, sign and return each proxy card you receive or as otherwise instructed by your broker, bank or other agent.

Q:	Am I Entitled to Appraisal Rights in Connection with the Merger?

A: Stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (DGCL) provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. See “Appraisal Rights” beginning on page 43 and Annex C — Section 262 of the Delaware General Corporation Law.

Q:	Who Can Answer Further Questions?

A: If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact Peter Hargittay, our Director of Marketing & Investor Relations at PeopleSupport, Inc., 2049 Century Park East, Suite 300, Los Angeles, California 90067. You may also call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5834).

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute “forward-looking statements.” Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Any statements in this proxy statement or those documents regarding our results of operations, expectations, plans and prospects, our ability to complete the Merger, the anticipated benefits of the Merger and statements regarding our legal proceedings, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements.

These risks and uncertainties include, but are not limited to, failure to obtain stockholder adoption of the Merger Agreement or approval of the Merger, failure to obtain regulatory approvals, unexpected costs related to the Merger, uncertainty surrounding the Merger, termination of the Merger Agreement, failure to complete the Merger, diversion of management’s attention, retaining key employees, risks associated with international operations, trends in the BPO industry, our dependence on a limited number of clients, foreign currency exchange risk, risks associated with operations in the Philippines and Costa Rica, competitive conditions in the markets we serve, our ability to manage growth, our ability to hire and retain employees, unexpected regulatory actions or delays or government regulation generally, adverse trends in industry growth, failure of new service offerings, failure to achieve increased operational efficiencies and productivity, and other risk detailed in our SEC filings, including our Form 10-Q for the quarter ended June 30, 2008. Copies of reports PeopleSupport filed with the SEC are posted on our website and are available from PeopleSupport without charge. See “Where You Can Find More Information” beginning on page 49.

These forward-looking statements speak only as of the date hereof. PeopleSupport disclaims any intent or obligation to update these forward-looking statements.

THE TRANSACTION PARTICIPANTS

PeopleSupport, Inc.

PeopleSupport, headquartered in Los Angeles, California, is a leading offshore business process outsourcing (BPO) provider offering customer management, transcription and captioning and additional BPO services from our centers in the Philippines, Costa Rica and United States. The information contained or incorporated in our website is not a part of this proxy statement. We maintain our principal executive offices at 2049 Century Park East, Suite 300, Los Angeles, California 90067. Our telephone number is (310) 824-6200.

Essar Services, Mauritius

ESM, headquartered in Mauritius, is a wholly-owned subsidiary of Aegis BPO (Aegis). Aegis is one of India’s fastest growing BPO companies with annual revenues of over $320 million. Each of ESM and Aegis is a part of the ESSAR Group, which is one of India’s largest conglomerates in terms of enterprise value. ESM is a holding company that holds all of the investments made by Aegis Communications Group USA, Inc. The principal executive offices of Essar are located at 10 Frére Felix de Valois Street, Port Louis, Mauritius and its telephone number is (203) 202-3000.

Easter Merger Sub, Inc.

Merger Sub was formed by ESM solely for the purpose of completing the Merger. Merger Sub is wholly-owned by ESM and has not engaged in any business except in anticipation of the Merger. The principal executive offices of Merger Sub are located at 145 East 48th Street, New York, NY 10017 and its telephone number is (212) 758-5520.

THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting to be held at the Century Plaza located at 2025 Avenue of the Stars, Los Angeles, California 90067, on October 8, 2008, at 9:00 A.M., Pacific Time and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about September 10, 2008.

The Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger, stockholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies.

On August 3, 2008, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, advisable and in the best interests of our stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger, and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

Our Board of Directors knows of no other matter that will be presented for consideration at the Special Meeting. If any other matter properly comes before the Special Meeting, or any postponement or adjournment of the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Lance Rosenzweig and Caroline Rook as your proxy holders to vote your shares at the Special Meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board of Directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for action at the Special Meeting.

Who Can Vote

Only stockholders who owned shares of record of our common stock as of the close of business on August 22, 2008, the record date for the Special Meeting, can vote at the Special Meeting. As of the close of business on August 22, 2008, we had 19,065,995 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held as of August 22, 2008.

How You Can Vote

You may vote your shares at the Special Meeting either by mail or in person as described below. Stockholders holding shares through a bank, broker or other agent should follow the voting instructions on the form of proxy card received.

Voting by Mail.  You may vote by proxy by completing, dating, signing and returning your proxy card in the enclosed postage-paid envelope. If you sign your proxy card without indicating your vote, your shares will be voted

“FOR” the adoption of the Merger Agreement and approval of the Merger. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

Voting in Person.  You may vote by attending and voting at the Special Meeting. However, even if you plan to attend the Special Meeting in person, our Board of Directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the Special Meeting, if you decide to attend in person. If you hold shares through a bank, broker or other agent, you must obtain a proxy, executed in your favor, from the bank, broker or other agent to be able to vote at the Special Meeting.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Street Name Stockholder.  If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your bank, broker or other agent rather than from PeopleSupport. Simply complete and return the proxy card to your bank, broker or other agent to ensure that your vote is counted. Alternatively, if offered by your bank, broker or other agent, you may vote by telephone or over the Internet as instructed by your bank, broker or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact your bank, broker or other agent to request a proxy form.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the Special Meeting by:

•	voting in person at the Special Meeting;

•	submitting written notice of revocation to our Assistant Secretary prior to the Special Meeting; or

•	submitting another properly executed proxy at a later date.

If your shares are held in street name through a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent which were provided with this proxy statement in order to change, revoke your vote or to vote at the Special Meeting.

Required Vote

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by PeopleSupport or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement and approval of the Merger, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those matters.

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on August 22, 2008, the record date for the Special Meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, FAILURE TO VOTE YOUR SHARES (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER AGENT) WILL HAVE THE SAME

EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

The approval of any proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes to adopt the Merger Agreement requires the affirmative vote of a majority of those shares represented in person or by proxy at the Special Meeting. Abstentions or broker non-votes will have no impact on the vote to postpone or adjourn the Special Meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against adoption of the Merger Agreement and approval of the Merger will be voted in favor of any postponement or adjournment of the Special Meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 43 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Certain Persons

As of August 22, 2008, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned, in the aggregate, 1,012,827 shares of our common stock, or collectively approximately 5.31% of the outstanding shares of our common stock.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. Please read “The Merger — Interests of Executive Officers and Directors in the Merger” beginning on page 27.

Proxy Solicitation

We will pay the costs of soliciting proxies for the Special Meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting your proxy and the proxies of other stockholders for a fee of $7,000, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies, to any other time and place. You should note that the meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any postponements or adjournment of the Special Meeting.

Questions and Additional Information

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Peter Hargittay, our Director of Marketing & Investor Relations at (310) 824-6200.

List of Stockholders

In addition, our list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices at least ten (10) days prior to the date of the Special Meeting and continuing through the Special Meeting for any purpose relevant to the Special Meeting. The list will also be available at the Special Meeting for inspection by any stockholder present at the Special Meeting.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the material terms of the Merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a complete understanding of the Merger.

Background of the Merger

Our Board of Directors and management periodically review and assess the various business trends and competitive factors of our business, including our resources, cost structure, services portfolio and overall market conditions. Additionally, we periodically discuss with our Board of Directors a variety of alternatives, including, among other things, strategies to grow our business organically, redeploy cash on our balance sheet, acquire and develop real estate for our operations in the Philippines, pursue potential strategic acquisitions and dispositions, as well as a possible sale of our company.

On August 28, 2007, in response to a market accumulation of approximately 25% of our common stock by The Galleon Group, an affiliated group of companies constituting a hedge fund (Galleon), we adopted the Rights Plan.

On November 30, 2007, we received an unsolicited proposal by letter from IPVG Corp. (IPVG) and AO Capital (AO) to acquire all of our outstanding common stock at a price of $15.00 per share. IPVG issued a press release, which included the text of its letter, and we issued our own press release confirming receipt of the proposal and indicating that our Board of Directors would carefully consider and evaluate the proposal. Our Board of Directors met several times in connection with these events and we formally engaged Credit Suisse to assist us in our discussions with Galleon, IPVG and AO and to provide financial advice in connection with our evaluation of strategic alternatives. Additionally, we sought legal advice as well as engaged a public relations firm to assist us with development and implementation of an investor relations program related to our response to the unsolicited offer.

On December 5, 2007, Galleon sent a letter to Mr. Lance Rosenzweig, our Chief Executive Officer, stating that it supported any transaction that would maximize shareholder value, including the bid by IPVG and AO. Galleon also insisted that we conduct an auction to elicit competing proposals for our company, indicating that representatives of Galleon had been approached by a number of strategic third parties interested in a potential acquisition of PeopleSupport. According to Galleon, some of these third parties, including IPVG and AO, had indicated an interest in structuring a transaction that would involve Galleon’s participation.

On December 12, 2007, we issued a press release advising that our Board of Directors had unanimously determined that the IPVG’s and AO’s unsolicited $15.00 per share cash proposal to acquire us failed to take into account our strategic value and success in implementing our growth strategy and our future prospects at that time. Our Board of Directors also questioned the ability of IPVG and AO to finance the acquisition. Our December 12, 2007 press release also included preliminary guidance for the 2008 fiscal year, including forecasted revenues between $180.0 million and $190.0 million, operating income of $8.1 million to $11.6 million, with an earnings per share of $0.65 to $0.81.

On December 17, 2007, Mr. Rosenzweig and Rainerio Borja, our President of PeopleSupport (Philippines), Inc., met with the Chairman of each of IPVG and AO. During this meeting IPVG and AO confirmed a continued interest in acquiring us and indicated a willingness to discuss a company-supported transaction. However, neither IPVG nor AO was willing to provide us with information regarding their sources of financing for their proposed acquisition.

On January 11, 2008, IPVG and AO delivered another letter containing a revised proposal to acquire us for $17.00 per share and also issued a press release that included the terms of the letter. In a press release dated January 11, 2008, we confirmed receipt of the revised proposal. Representatives of our company and Credit Suisse engaged in a telephonic dialogue with representatives of IPVG and AO over a number of days in an effort to determine whether IPVG and AO had credible sources of financing to enable them to complete the transaction they proposed. Despite the efforts to obtain information from IPVG and AO regarding their financing capabilities and our offer to enter into a non-disclosure agreement (NDA), IPVG and AO declined to provide any information responsive to our request.

On January 25, 2008, we sent a letter to IPVG and AO, in which we reiterated our request for information on how IPVG and AO proposed to provide the funds necessary to complete their proposed acquisition of our company and again renewed our offer of a binding NDA to protect all parties’ confidential information, including a form of NDA containing a standstill provision and other customary terms, and setting a deadline of January 29, 2008 for receipt of the requested information from IPVG and AO. During this time we also continued our discussions with Galleon regarding threats it made to conduct a proxy contest at our 2008 annual meeting. In response to public criticism from Galleon and its threat of a proxy contest, we entered into negotiations with representatives of Galleon.

In a letter dated January 28, 2008, IPVG and AO responded that they were preparing their own proposed form of NDA that would include a two-way information exchange, period for due diligence, payment of a “stalking horse fee” if we pursued another transaction, and removal of our Shareholder Rights Plan.

On January 29, 2008, we sent another letter to IPVG and AO in which we rejected the IPVG and AO proposed NDA because many of its terms, including the “stalking horse fee” and the requirement that we remove our Shareholder Rights Plan, were non-customary. In this letter, we also renewed our request for pertinent financing information and extended the deadline to respond until the close of business on January 30, 2008.

On January 29, 2008, we announced that we were rescheduling the date of our annual meeting from May 30, 2008 until June 30, 2008 and, in light of the extended date for the 2008 annual meeting, PeopleSupport also announced that we had amended our by-laws to extend the last date by which stockholder nominations for election to our Board of Directors must be received in order to be timely to March 2, 2008 from January 30, 2008.

On January 31, 2008, when IPVG and AO failed to respond to our request for information, we issued a press release stating that our Board of Directors was unable to evaluate the revised unsolicited proposal made by IPVG and AO to acquire us in an all-cash transaction at $17.00 per share because IPVG and AO were either unwilling or unable to provide any evidence that would have enabled us to assess the viability of the proposal or the entities’ ability to fund the purchase price for the transaction they proposed. As a result, our Board of Directors rejected their unsolicited proposal. Since issuing this press release, we have not had any contact with either IPVG or AO.

On March 6, 2008, we issued our earnings release for the fourth quarter and year end 2007. In this press release, we revised our guidance for fiscal 2008 with projected revenue of $162.0 to $170.0 million, operating income of $4.7 million to $7.2 million and earnings per share of $0.47 to $0.58 and stated that we expected revenues in the near-term to be lower than previously expected due in large part to a slowdown among our clients and an uncertain macroeconomic environment. We also announced that our Board of Directors had approved a share repurchase program of up to $25.0 million of our common stock.

On March 8, 2008, our discussions with Galleon culminated in an agreement between us and Galleon that included a standstill agreement from Galleon in exchange for our commitment to elect a nominee designated by Galleon to our Board of Directors. On March 5, 2008, Mr. Krish Panu was elected to our Board of Directors as Galleon’s designee.

On May 7, 2008, we issued our earnings release for the first quarter of 2008. We also further revised our guidance for fiscal year 2008, with projected revenue of $153.0 million to $157.0 million, as a result of further volume decreases from our clients and increased impact from a slowing economy, and projected earnings per share of $(0.74) to $(0.65), primarily due to our deferred tax asset reversal, foreign exchange expenses and our anticipated reduction in revenue.

On May 9 — 14, 2008, Mr. Rosenzweig and Mr. Borja traveled to India to meet with a number of BPO and information technology outsourcing (ITO) companies. Mr. Rosenzweig and Mr. Borja sought to build relationships with these companies, and to discuss possible strategic alliances or partnerships with firms providing similar services in different geographies. Mr. Rosenzweig and Mr. Borja also sought to evaluate potential opportunities to expand into back-office BPO services for our clients. One of the companies with which Mr. Rosenzweig met during this trip was ESM.

On May 14, 2008, we received an unsolicited verbal indication of interest in acquiring our company for $11.50 to $11.75 per share from ESM. Our Board of Directors considered the indication of interest and instructed management to have discussions with ESM with a focus on exploring the strategic merits of a combination with ESM or Aegis and to understand the rationale behind their valuation of our company.

On May 20, 2008, we provided our form of NDA to ESM and on May 22, 2008 ESM sent Mr. Rosenzweig its comments to the NDA. On May 23, 2008, representatives of our outside legal counsel, Pillsbury Winthrop Shaw Pittman LLP (Pillsbury), discussed the terms of the NDA with representatives from the legal department of ESM. The NDA was signed with an effective date of May 20, 2008. Following execution of the NDA, we began discussions with representatives of ESM regarding the scope and nature of their diligence review of our company and began making due diligence information available to ESM.

On May 26, 2008, a representative of ESM visited our operations in Costa Rica.

On May 27 and 28, 2008, as part of our normal course senior management meetings, we held an offsite meeting with our management team to discuss, among other topics, our organic and inorganic growth strategy in the Healthcare industry, which would need to include broader service offerings and a larger geographic footprint, if our company was to remain an independent company. On May 28, 2008, we reviewed the outcome of this strategy session with several members of our Board of Directors.

On June 3 and 4, 2008, Mr. Rosenzweig met in New York City with two additional Indian BPO companies that were not available to meet during Mr. Rosenzweig’s prior trip to India.

On June 4, 2008, representatives of ESM visited our operations in the Philippines and meet with Mr. Borja and Mr. Richard Bledsoe, our Chief Operating Officer.

On June 11, 2008, Mr. Rosenzweig, Ms. Caroline Rook, our Chief Financial Officer, and Kirk Wickstrom, our Senior Director of Financial Analysis, met with representatives of ESM in Los Angeles, California to discuss ESM’s views regarding an acquisition of our company. During this meeting ESM indicated it could offer between $11.75 and $12.00 per share for our company.

On June 12, 2008, Mr. Rosenzweig and Ms. Rook reported to our Board of Directors on their meeting with ESM, including a potential bid in the range of $11.75 to $12.00. After much discussion, our Board of Directors determined that this amount did not take into account the future prospects of our company. We informed ESM of our Board of Directors’ decision and that no additional due diligence would be provided to ESM. Later than evening, members of ESM’s management team held internal discussions. Following that meeting, a representative of ESM contacted Mr. Rosenzweig and stated that ESM believed it could possibly increase its bid.

On June 13, 2008, Mr. Rosenzweig received a telephone call from a representative of ESM suggesting a meeting that evening in Los Angeles, California. At that meeting, the representative again informed Mr. Rosenzweig that ESM believed it could increase its bid for our company and that it intended to provide us with a confidential letter to that effect.

On June 13, 2008, we received a letter from ESM that indicated ESM’s interest in pursuing the acquisition of our company. The letter quoted an indicative price range and requested a 60-day exclusivity period in order for ESM to conduct further due diligence and negotiate a definitive agreement.

On June 16, 2008, our Board of Directors considered the ESM offer and discussed a range of other strategic alternatives, including pursuing certain acquisitions. One of these potential acquisitions would have provided us entry into a new market and broadened our geographic presence. During our due diligence process we discovered that the target had a high level of client concentration. As a result this potential acquisition was no longer an attractive opportunity. Additionally, our Board of Directors concluded that it would be appropriate for Credit Suisse, on our behalf, to contact a list of parties who might have an interest in acquiring us.

Thereafter, at the direction of our Board of Directors, Credit Suisse contacted 18 additional parties, including potential strategic and financial acquirers and companies that, in Credit Suisse’s view, would most likely be interested in acquiring our company. As part of Credit Suisse’s initial inquiry, we offered to enter into NDAs, containing standstill and other customary terms, similar to the NDA signed by Aegis and also offered to provide business and financial due diligence information. We received interest from four of the 18 parties contacted. One of the four parties (Company B) continued to negotiate the NDA and did not execute an NDA until July 31, 2008. The three remaining parties executed NDAs and completed a review of the public information available as well as certain non-public information. Of those three parties, two declined to submit an offer, and Company C submitted a non-binding preliminary indication of interest of $13.00 per share on June 25, 2008.

On June 17, 2008, Mr. Rosenzweig and representatives of Credit Suisse spoke by telephone with a representative of ESM and it was agreed that ESM and Aegis could commence a more detailed due diligence investigation of our company. Mr. Rosenzweig received a proposed schedule for meetings related to the due diligence investigation identifying representatives of ESM and a due diligence request list.

On June 20, 2008 and June 23 through June 27, 2008, we held due diligence meetings with ESM in Los Angeles, California and at our operations center in the Philippines during the week of June 23, 2008. On June 20, 2008, we provided to ESM a form of merger agreement.

On June 26, 2008, representatives of Credit Suisse spoke by telephone with representatives of Company C to understand the details of their initial indication of interest and to coordinate and facilitate their continuing due diligence requirements.

On June 27, 2008, Mr. Rosenzweig spoke with a representative of ESM by telephone. The ESM representative indicated that ESM’s due diligence investigation was progressing. He extended an invitation to Mr. Rosenzweig to travel to Mumbai, India to meet with representatives of ESM.

On June 27, 2008, Company C was granted extensive access to additional non-public confidential information to enable it to continue its due diligence. At that time we understood that Company C had engaged a financial advisor to assist them in their due diligence process.

On June 30, 2008, we held a meeting of our Board of Directors where Credit Suisse provided an update on the feedback received from the potential bidders that were contacted following the June 16 meeting, including that only one party, Company C, had provided a preliminary indication of interest. At this meeting, our Board of Directors determined that management should continue discussions with ESM, although further price discussions should not be held until ESM completed its business due diligence and contract terms had been discussed. Our Board of Directors also encouraged management to continue to provide due diligence information to Company C, including access to the draft form of merger agreement that had been provided to ESM. Credit Suisse was instructed to continue to interact with the remaining potentially interested parties to determine whether preliminary indications could be obtained that would merit further consideration. Our Board of Directors determined that, while remaining an independent company had potential benefits, there were significant risks in remaining independent, including risks in executing our long-term strategy and in maintaining our customer base and competitive position. In light of these risks, our Board of Directors discussed the sale of our company to determine whether a transaction eliminating these risks would be in the best interests of our stockholders. Our Board of Directors determined further that, if the process did not yield a proposed transaction that was in the best interest of our stockholders, we would terminate the process and continue executing our strategy as an independent company.

On July 3, 2008, ESM submitted a bid, based on its preliminary due diligence, of $12.00 per share. Also, on July 3, 2008, outside legal counsel for ESM, Shearman & Sterling LLP (Shearman), delivered a revised draft of the Merger Agreement.

On July 7, 2008, based on the advice of our legal counsel and our outside executive compensation advisor, the Compensation Committee of our Board of Directors approved the adoption of severance agreements with our Chief Executive Officer, the executive team members and certain key employees, conditional upon the consummation of the Merger and subject to the formal recommendation of the arrangements by the Compensation Committee to our full Board of Directors and our Board of Directors’ approval and the negotiation and execution of definitive severance agreements.

On July 7, 2008, our Board of Directors met to discuss the status of negotiations with ESM, the Compensation Committee’s recommendation to approve severance agreements with our Chief Executive Officer, executive team members and certain employees, and the progress of the due diligence review that Company C was undertaking.

Our Board of Directors determined that it would continue negotiations with ESM as ESM was progressing in its diligence process and had been engaging with us on the terms of a definitive merger agreement and our Board of Directors did not take any action with respect to the severance agreements. Our Board of Directors also determined that it would be in the best interests of our stockholders to further assist Company C in its diligence process as well as continue to explore potential acquisition opportunities.

On July 9, 2008, our Board of Directors met to discuss the status of negotiations with ESM and received an update on the progress of Company C’s due diligence review. Our Board of Directors determined that it could not, at that time, fully evaluate ESM’s offer of $12.00 per share because the offer was still subject to due diligence and contract negotiation. Our Board of Directors also directed management and our advisors to continue to work with Company C on its ongoing due diligence review.

On July 11, 2008, Pillsbury delivered comments to the Merger Agreement to Shearman.

On July 14, 2008, our Board of Directors met to discuss the status of negotiations with ESM and received an update on the progress of Company C’s due diligence review. Credit Suisse reported on the discussions with each of ESM. Our Board of Directors discussed alternative plans to the proposed sale of our company, including potential operational improvements, potential mergers and acquisitions and share buyback options.

On July 16, 2008, Shearman delivered to Pillsbury a revised draft of the Merger Agreement.

On July 18, 2008, our Board of Directors met to discuss the status of negotiations with ESM and next steps in relation to ESM and received an update on the progress of Company C’s due diligence review. Our Board of Directors again discussed alternative plans to the proposed sale of our company, including potential operational improvements, potential mergers and acquisitions and share buyback options. Also, on July 18, 2008, Pillsbury delivered comments to the Merger Agreement to Shearman

On July 21, 2008, our Board of Directors met to discuss open items with respect to negotiations with ESM and received an update on the progress of Company C’s due diligence review. Our Board of Directors was briefed on the material unresolved issues under the Merger Agreement and provided advice to management on these points. Our Board of Directors also discussed the $12.00 per share price that was being offered by ESM at the time.

On July 24, 2008, Company C contacted representatives of Credit Suisse and indicated it would no longer pursue an acquisition of our company which was primarily due to concern around the revenue loss risk potential from the contracts coming up for renewal in the next 15 months and various other due diligence items.

On July 24, 2008, Mr. Rosenzweig and representatives of Credit Suisse met in India with representatives of ESM, at which time ESM indicated that, based on the due diligence it had conducted, it was prepared to proceed with the transaction at $12.00 per share. Mr. Rosenzweig informed ESM that he would discuss this offer with our Board of Directors, but that our Board of Directors was expecting an offer greater than their current indication. Later that evening, after extensive negotiations, a representative of ESM informed Mr. Rosenzweig and Credit Suisse that it could not offer more than $12.25 per share. Also, on July 24, 2008, Shearman delivered to Pillsbury a revised draft of the Merger Agreement.

On July 24 through July 27, 2008, Shearman and Pillsbury negotiated the unresolved issues related to the Merger Agreement.

On July 25, 2008, representatives of ESM met with Mr. Rosenzweig, where they indicated their interest to replace the change of control severance agreements that had been approved by our Compensation Committee with retention agreements that encouraged certain key employees to remain with the company through the use of loyalty bonuses.

On July 28, 2008, Mr. Rosenzweig reported to our Board of Directors on the meetings that had taken place in India with ESM. Mr. Rosenzweig indicated that there had been price discussions with ESM offering a price of $12.25 per share. Mr. Rosenzweig also reported that ESM would, as part of its due diligence, conduct calls with customers beginning the next day, that the company would contact certain clients to discuss waivers of certain terms and that certain additional diligence information that had been held for final stages of discussion would then be made available to ESM. A representative of Pillsbury advised our Board of Directors on its fiduciary duties, the structure of the transaction, the Merger Agreement and remaining issues, and the process for signing and closing, and discussed the status of preparation of the proxy statement and HSR filing.

Our Board of Directors reviewed and discussed the Merger Agreement and Credit Suisse reviewed the stock price and financial performance of our company and certain of our competitors and reviewed a preliminary financial analysis with respect to our company. Our Board of Directors also discussed the transaction price and its strategy to maximize the price and reviewed our company’s alternatives in the event a transaction with ESM was not pursued.

Also, on July 28, 2008, Shearman delivered a revised draft of the Merger Agreement.

On July 28 through August 1, 2008, Shearman and Pillsbury continued to negotiate the unresolved issues related to the Merger Agreement.

On July 29, 2008, our Board of Directors met again to evaluate the proposed acquisition by ESM. Following a discussion, our Board of Directors instructed Credit Suisse to continue discussions with ESM to see if there was a basis for ESM to increase its offer. Our Board of Directors also instructed management and its advisors to finalize the Merger Agreement.

On July 29, 2008, a representative of Pillsbury discussed with the Compensation Committee of our Board of Directors the request by ESM that we not adopt severance agreements with our Chief Executive Officer, the executive team members and certain key employees that had been previously approved by the Compensation Committee of our Board of Directors, but that ESM would enter into retention agreements with our Chief Executive Officer, the executive team members and certain key employees. The Pillsbury representative then advised our Board of Directors on the differences between the prior severance proposal and the new retention proposal.

On July 31, 2008, our Board of Directors was scheduled to have another meeting. Shortly before our Board of Directors meeting, representatives of Credit Suisse had a telephone conversation with a representative of ESM in which it was discussed whether ESM would increase its offer from $12.25 per share. After this discussion, ESM’s representative indicated that its best and final proposal was $12.25 per share. On July 31, 2008, Shearman delivered a revised draft of the Merger Agreement.

On July 31, 2008, Company B agreed to the terms of our NDA and signed the NDA similar to the NDA signed by Company C and ESM.

On August 1, 2008, the Compensation Committee of our Board of Directors discussed ESM’s request to not adopt the severance agreement with our Chief Executive Officer, executive team members and certain key employees. Based on advice of our legal counsel and our outside executive compensation advisor, we considered this request and the proposed retention agreements. Following this discussion, our Compensation Committee resolved to recommend to our Board of Directors for approval (A) the new severance policy as described to the Compensation Committee, (B) the retention agreements previously reviewed by the Compensation Committee which, based on the advice of legal counsel and our outside executive compensation advisor, we, rather than ESM, will enter into with our Chief Executive Officer, the executive team members and certain key employees and (C) the stay bonus agreements to be entered into with certain employees.

On August 1, 2008, our Board of Directors met to consider the proposed transaction represented by the Merger Agreement with ESM. Representatives of Pillsbury and Credit Suisse were in attendance at our Board of Directors meeting. A representative from Pillsbury advised our Board of Directors on the material terms of the Merger Agreement and remaining open issues. A representative from Pillsbury also advised our Board of Directors on their fiduciary duties in connection with the consideration of this transaction and discussed the process going forward. Our Board of Directors then received a presentation from Credit Suisse that included an updated financial analysis with respect to our company. Following this discussion, it was determined that the transaction terms were not finalized sufficiently to allow for a vote of the proposed Merger. Representatives of PeopleSupport were instructed to finalize documentation and terms as soon as possible.

On August 2, 2008, Shearman delivered a revised draft of the Merger Agreement.

On August 2 and 3, 2008, Shearman and Pillsbury continued to negotiate the unresolved issues related to the Merger Agreement and Shearman delivered the substantially final draft of the Merger Agreement to Pillsbury on August 3, 2008.

On August 3, 2008, our Board of Directors met to consider the proposed transaction represented by the Merger Agreement with ESM. Prior to our Board of Directors meeting, Pillsbury provided a copy of the Merger Agreement and a summary of the Merger Agreement to the members of our Board of Directors for their review. Representatives of Pillsbury and Credit Suisse were in attendance at our Board of Directors meeting. Representatives of Pillsbury advised our Board of Directors on the terms of the transaction as reflected in the substantially final draft of the Merger Agreement. Based upon advice from Pillsbury, the Board members then again considered their fiduciary duties in connection with consideration of a transaction like the one represented by the Merger Agreement. Our Board of Directors then received a presentation from Credit Suisse on the financial aspects of the transaction. Credit Suisse also delivered its opinion orally that, as of August 3, 2008 and based upon and subject to the assumptions, qualifications, limitations and other matters as set forth in the opinion (a written copy of which was subsequently delivered and is attached to this proxy statement as Annex B), the $12.25 per share in cash Merger Consideration to be received by holders of our common stock in the Merger was fair, from a financial point of view, to such holders.

See a discussion of the material factors considered by our Board of Directors under “— Fairness of the Merger; Recommendation of Our Board of Directors” below. The proposals discussed above from IPVG and AO and ESM represent the only proposals received by us. Other than the proposals from IPVG and AO and ESM, we are not aware of any firm offer by any other person during the prior two years for (1) a merger or consolidation of us with another company, (2) the sale or transfer of all or substantially all of our assets or (3) a purchase of our securities that would enable such person to exercise control of us. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders. On August 3, 2008, our Board of Directors approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement.

Board meetings and Board phone conferences in which this transaction was considered occurred on June 12, 16, and 30, July 7, 9, 14, 18, 21, 28 and 29, and August 1 and 3, 2008.

On August 3, 2008, the parties executed the Merger Agreement and on August 4, 2008, prior to the opening of the NASDAQ Global Select Market, the parties announced the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its unanimous conclusion that the Merger Agreement and the Merger were fair to, advisable and in the best interests of, our stockholders, and its unanimous determination to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, our Board of Directors considered the following material factors, among others:

•	its belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industry, the outlook for the BPO industry and general economic and stock market conditions, that the $12.25 per share Merger Consideration would result in greater value to our stockholders than pursuing our current business plan;

•	the historical market prices of our common stock and recent trading activity, including the fact that the $12.25 per share Merger Consideration represented a 29% premium over our closing stock price on August 1, 2008 (the last trading day prior to the announcement of the transaction) and a 42% premium over our average share price for the 30-day period ended August 1, 2008;

•	its belief that our stock price was not likely to trade at or above the $12.25 price offered in the Merger for any extended period of time in the foreseeable future. This belief was based on a number of factors, including the directors’ knowledge and understanding of our company and our industry, our management’s projections, our business plan and research analyst target prices;

•	our quarterly financial results for the second quarter of 2008, in which we reported a net loss of $1.3 million, or a loss of $0.06 per diluted share, compared to a net income of $3.9 million, or $0.16 per diluted share based in the same quarter last year;

•	the opinion of Credit Suisse addressed to our Board of Directors that, as of August 3, 2008 and based upon and subject to the assumptions, qualifications, limitations and other matters as set forth in the opinion, the $12.25 per share in cash Merger Consideration to be received by holders of our common stock in the Merger was fair, from a financial point of view, to such holders. See “— Opinion of PeopleSupport’s Financial Advisor” below and Annex B;

•	that the Merger Consideration to be paid is all cash, which provides certainty of value to our stockholders;

•	that the Merger Agreement is subject to customary closing conditions;

•	that the members of our Board of Directors were unanimous in their determination to recommend the Merger Agreement for adoption by our stockholders; and

•	that the transaction will be subject to the approval of our stockholders at a Special Meeting and that, in this regard, our directors and executive officers do not own a significant enough interest, in the aggregate, in our shares to influence substantially the outcome of the stockholder vote. As of August 22, 2008, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned of record an aggregate of 1,012,827 shares, representing approximately 5.31% of our outstanding common stock. See “— Interests of Executive Officers and Directors in the Merger” beginning on page 27; and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 45.

Our Board of Directors also believed the process by which we entered into the Merger Agreement with ESM was fair, and in reaching that determination our Board of Directors took into account, in addition to the factors noted above, the following:

•	the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of our Board of Directors. None of the members of our Board of Directors has any financial interest in the Merger that is different from our stockholders generally, other than as described under “— Interests of Executive Officers and Directors in the Merger;” and

•	our extensive, arm’s-length negotiations with ESM, which, among other things, resulted in an increase in the Merger Consideration from $11.50 to $12.25 per share.

•	our Board of Directors was aware of and also considered the following potentially adverse factors associated with the Merger, among others:

•	that at various times over the past several years, our stock price traded in excess of $12.25 per share, although our Board of Directors believed it was unlikely that our stock would trade in excess of $12.25 for an extended period of time in the foreseeable future;

•	that our stockholders will have no ongoing equity participation in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of our stock;

•	that the proposed Merger will be a taxable transaction for our stockholders;

•	that we will be required to pay ESM the termination fee if the Merger Agreement is terminated under certain circumstances; and

•	that if the Merger is not completed, we may be adversely affected due to potential disruptions in our operations.

In view of the large number of factors considered by our Board of Directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our Board of Directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors.

Our Board of Directors conducted discussions of, among other things, the factors described above, including asking questions of our management and our financial and legal advisors, and unanimously determined that the Merger Agreement and the Merger were fair to, advisable and in the best interests of, our stockholders, approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger.

For the reasons set forth above, our Board of Directors unanimously determined that the Merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of PeopleSupport and our stockholders, and unanimously adopted and approved, and declared advisable, the

Merger Agreement. Our Board of Directors unanimously recommends that you vote “FOR” adoption of the Merger Agreement and approval of the Merger.

Opinion of PeopleSupport’s Financial Advisor

PeopleSupport retained Credit Suisse to act as its exclusive financial advisor in connection with the Merger. In connection with its review of the proposed Merger, our Board of Directors requested that Credit Suisse advise it with respect to the fairness to the holders of our common stock, from a financial point of view, of the $12.25 per share in cash to be received by such holders in the Merger. On August 3, 2008, our Board of Directors met to review the proposed Merger and the terms of the proposed Merger Agreement. During this meeting, Credit Suisse reviewed with our Board of Directors certain financial analyses and rendered its oral opinion to our Board of Directors (which was subsequently confirmed in writing) that, as of August 3, 2008 and based upon and subject to the assumptions, qualifications, limitations and other matters as set forth in the opinion, the $12.25 per share in cash to be received by the holders of our common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated August 3, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. Holders of our common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse provided its opinion for the information of our Board of Directors in connection with its consideration of the Merger and Credit Suisse’s opinion does not constitute advice or a recommendation to any holder of our common stock as to how such holder should vote or act on any matter relating to the proposed Merger or otherwise. Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the holders of our common stock of the $12.25 per share in cash to be received by such holders in the Merger and does not address any other aspect or implication of the Merger, or any voting agreement or other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. The following is a summary of Credit Suisse’s opinion and is qualified by reference to the full text of the opinion attached as Annex B to this proxy statement.

In arriving at its opinion, Credit Suisse, among other things:

•	reviewed the Merger Agreement and certain related agreements;

•	reviewed certain publicly available business and financial information relating to PeopleSupport;

•	reviewed certain other information relating to PeopleSupport, including financial forecasts and sensitivities thereto, provided to or discussed with Credit Suisse by PeopleSupport;

•	met with our management to discuss the business and prospects of PeopleSupport;

•	considered certain financial and stock market data of PeopleSupport, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of PeopleSupport;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for PeopleSupport and the sensitivities thereto, our management advised Credit Suisse, and Credit Suisse assumed, with the consent of our Board of Directors, that such forecasts and sensitivities were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of PeopleSupport. Credit Suisse also assumed, with the consent of our Board of Directors, that the financial results reflected in the financial forecasts and the sensitivities thereto used for purposes of Credit Suisse’s analysis would be realized in the amounts and times indicated thereby. In addition, at the direction of our Board of Directors, Credit Suisse relied on the estimates of our management as to (1) the tax benefits to PeopleSupport from net operating loss usage and (2) future foreign exchanges rates. Credit Suisse also assumed, with the consent of our Board of Directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PeopleSupport and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PeopleSupport, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock of the $12.25 per share in cash to be received by such holders in the Merger and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Credit Suisse’s opinion did not address the merits of the Merger as compared to alternative transactions or strategies that may be available to PeopleSupport nor did it address PeopleSupport’s underlying decision to proceed with the Merger.

In preparing its opinion to our Board of Directors, Credit Suisse performed a variety of analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, August 3, 2008. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to PeopleSupport or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Credit Suisse’s analyses and the implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to our Board of Directors in connection with its consideration of the proposed Merger and were among many factors considered by our Board of Directors in evaluating the proposed Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the Merger Consideration or of the views of our Board of Directors or our management with respect to the Merger or the Merger Consideration.

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion and reviewed with our Board of Directors at a meeting held on August 3, 2008. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

Selected Company Analysis.

Credit Suisse reviewed certain financial data, multiples and ratios for the following publicly traded corporations in the global customer care BPO, specialty customer care BPO and offshore BPO sectors, respectively:

Global Customer Care BPO

•	Teleperformance

•	Convergys Corporation

•	TeleTech Holdings Inc.

•	Sykes Enterprises, Incorporated

Specialty Customer Care BPO

• ICT Group Inc.

•	eTelecare Global Solutions, Inc.

•	StarTek Inc.

•	APAC Customer Services Inc.

Offshore BPO

•	Genpact Ltd.

•	WNS (Holdings) Ltd.

•	Exlservice Holdings, Inc.

Credit Suisse calculated the multiples and ratios of the selected companies using closing stock prices as of July 31, 2008, and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. With respect to the selected companies, Credit Suisse compared enterprise values as multiples of calendar years 2008 and 2009 estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA”. Credit Suisse also compared the ratio of price to forward earnings per share, or “EPS”, based on calendar years 2008 and 2009 estimates, and the ratio of price to earnings growth based on calendar year 2009 estimates. Credit Suisse then applied reference ranges of selected multiples described above for the selected companies to corresponding financial data for PeopleSupport, using EBITDA estimates provided by our management. Based on these analyses, Credit Suisse derived the following implied per share equity value reference range for our common stock, as compared to the Merger Consideration:

Implied per Share Equity Value	Per Share
Reference Range for PeopleSupport	Merger Consideration

$8.65 - $10.30	$12.25

Selected Transaction Analysis.

Credit Suisse reviewed certain transaction multiples in the following selected publicly announced transactions, which involved companies with businesses in the global customer care BPO, specialty customer care BPO and offshore BPO sectors:

Acquiror	Target

Apax Partners	D+S Europe AG
Global BPO Services Corp.	Stream Holdings Corporation
The Blackstone Group	Intelenet Global Services Pvt Ltd
Oak Hill Capital Partners	Vertex Data Science Limited
Diamond Castle Holdings, LLC	PRC, LLC
ClientLogic Corporation	SITEL Corporation
One Equity Partners	NCO Group, Inc.
TransWorks Information Services Ltd.	Minacs Worldwide Inc.
Thomas H. Lee Partners/Quadrangle Group LLC	West Corporation

Credit Suisse calculated multiples for the selected transactions based on publicly available financial information with respect to the target companies and the selected transactions. For each of the selected transactions, Credit Suisse compared enterprise value as a multiple of the target company’s last twelve months (LTM) EBITDA, except the Blackstone Group and Intelenet Global Services Pvt Ltd transaction for which Credit Suisse compared enterprise value as a multiple of the target company’s estimated EBITDA for the calendar year in which the transaction was announced derived from publicly available information. Credit Suisse then applied reference ranges of selected multiples described above for the selected transactions to corresponding estimated LTM EBITDA for PeopleSupport as of June 30, 2008, using estimates provided by our management. Based on these analyses, Credit Suisse derived the following implied per share equity value reference range for our common stock, as compared to the Merger Consideration:

Implied per Share Equity Value	Per Share
Reference Range for PeopleSupport	Merger Consideration

$10.90 - $12.15	$12.25

Discounted Cash Flow Analysis.

Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, free cash flow that PeopleSupport could generate during the period from 2008 through 2012, which included the estimated present value of our federal and state net operating losses (NOLs). The financial forecast was based on internal estimates provided by PeopleSupport’s management. In calculating the estimated present value of our unlevered, free cash flow, Credit Suisse calculated ranges of estimated terminal values by multiplying fiscal year 2012 estimated LTM EBITDA by selected multiples ranging from 4.50x to 6.00x. The present value of cash flows and terminal values were estimated using discount rates ranging from 16.0% to 20.0%. In determining the estimated present value of our NOLs, Credit Suisse applied discount rates ranging from 16.0% to 20.0% to PeopleSupport’s management’s estimates of the projected benefits to PeopleSupport from the usage of the NOLs from 2008 through 2018. Based on these analyses, Credit Suisse derived the following implied per share equity value reference range for our common stock, as compared to the Merger Consideration:

Implied per Share Equity Value	Per Share
Reference Range for PeopleSupport	Merger Consideration

$11.87 - $13.90	$12.25

In connection with the above analyses, Credit Suisse also performed a discounted cash flow analysis excluding the estimated present value of our NOLs and derived an implied per share equity value reference range for our common stock of $11.36 — $13.26.

Miscellaneous.

PeopleSupport engaged Credit Suisse as its financial advisor in connection with the proposed Merger. PeopleSupport selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with PeopleSupport and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to our engagement letter with Credit Suisse, we have agreed to pay Credit Suisse a customary fee for its services in connection with the Merger, a significant portion of which is contingent upon consummation of the Merger. Credit Suisse also became entitled to a fee upon the delivery of its opinion. We have also agreed to reimburse Credit Suisse for certain expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or relating to Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided and are currently providing and in the future may provide investment banking and other financial services to PeopleSupport and its affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including having acted as a lead underwriter in connection with PeopleSupport’s public sale of equity in November 2006, financial advisor to PeopleSupport in connection with our response to certain shareholder initiatives in 2007 and 2008 and financial advisor to PeopleSupport in connection with an unsolicited acquisition attempt by IPVG Corp. and AO Capital Partners in January 2008. Credit Suisse and its affiliates may have provided and may be currently providing other financial advice and services, and may in the future provide financial advice and services, to PeopleSupport, ESM and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of PeopleSupport, ESM and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Delisting and Deregistration of Our Common Stock

Following the Merger, shares of our common stock will no longer be traded on the NASDAQ Global Select Market or any other public market and will be deregistered under the Securities Exchange Act of 1934, as amended (Exchange Act).

PeopleSupport After the Merger

Upon completion of the Merger, PeopleSupport will cease to be an independent public company and will instead be a wholly-owned subsidiary of ESM. Upon completion of the Merger, the directors of Merger Sub immediately prior to the completion of the Merger will become the directors of PeopleSupport, and the officers of Merger Sub immediately prior to the completion of the Merger will become the officers of PeopleSupport, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any Merger Consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on NASDAQ Global Select Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our

Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination of Merger Agreement” beginning on page 41.

Under certain circumstances, if the Merger is not completed, we may be obligated to pay ESM a termination fee. See “The Merger Agreement — Termination Fees” beginning on page 42.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of our Board of Directors in favor of the Merger, our stockholders should be aware that our executive officers, certain key employees and directors may have interests in the Merger that are different from or in addition to the interests of our stockholders in general. The members of our Board of Directors were aware of such interests when deciding to approve and recommend the Merger Agreement and the Merger. See “— Background of the Merger” beginning on page 15, and “— Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 21. Our stockholders should take these interests into account in deciding whether to vote “FOR” adoption of the Merger Agreement and approval of the Merger.

Equity Awards

Treatment of Stock Options in Connection with the Merger.  Upon completion of the Merger, each outstanding option to purchase our common stock, whether or not vested, that remains outstanding as of the closing of the Merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which the Merger Consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes. See “The Merger Agreement — Effect on PeopleSupport Stock Options” beginning on page 33.

Treatment of Restricted Stock Units in Connection with the Merger.  Upon completion of the Merger, each restricted stock unit that remains outstanding as of the closing of the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to the restricted stock unit multiplied by the Merger Consideration, less any applicable withholding taxes. See “The Merger Agreement — Effect on PeopleSupport Restricted Stock Units” beginning on page 33.

Acceleration upon Change in Control.  Under the terms of our 1998 Stock Incentive Plan and our Amended and Restated 2004 Stock Incentive Plan, each option and restricted stock unit granted to our non-employee directors pursuant to the terms of such plan will become vested if a change in control occurs during such director’s service. In addition, certain options and restricted stock units granted to our executive officers under these plans provide that such grants will become vested if a change in control occurs during such executive officer’s employment. As of August 22, 2008, our non-employee directors and executive officers collectively hold in the aggregate options to purchase 641,933 shares of PeopleSupport common stock and 1,040,384 shares of PeopleSupport restricted stock units.

Retention Agreements.  In connection with the Merger, we will enter into retention agreements that will become effective upon the completion of the Merger with our executive officers, including Mr. Rosenzweig, as well as certain key employees (each a Key Employee). Under the retention agreements, for the twelve (12) months following the closing date of the Merger, the Key Employees’ annual base salary will continue at its present level. In addition, Mr. Rosenzweig, Ms. Rook, Mr. Bledsoe and Mr. Borja will receive a guaranteed cash bonus for 2008 equal to the bonus paid to them for the 2007 calendar year, payable on or before March 31, 2009, provided that he or she continues to be employed by PeopleSupport or ESM through such date. If Mr. Rosenzweig’s or Ms. Rook’s employment is terminated for any reason other than a termination by ESM for cause, or if Mr. Bledsoe’s or Mr. Borja’s employment is terminated due to an involuntary termination, prior to December 31, 2008, the Key Employee will receive a pro rata portion of the 2008 guaranteed bonus. Mr. Duryea will continue to be eligible to receive override compensation on new revenue accomplished during 2008 under the terms of his existing override plan. Mr. Rosenzweig will receive a loyalty cash bonus equal to $1 million and all other Key Employees will receive a loyalty cash bonus equal to six months of base salary payable in a single lump sum within thirty (30) days following the twelve (12) month anniversary of the closing dated of the Merger, subject to their continued employment through the twelve (12) month anniversary of the closing date of the Merger. However, if the Key Employee’s employment terminates due to an involuntary termination prior to the twelve (12) month anniversary of the closing date of the Merger, the Key Employee will receive the full amount of the loyalty bonus within thirty (30) days following the Key Employee’s date of termination. If Mr. Rosenzweig’s or Ms. Rook’s employment is terminated for any reason other than involuntary termination or a termination by ESM for cause prior to the twelve (12) month anniversary of the closing date of the Merger, Mr. Rosenzweig or Ms. Rook will receive a pro rata portion of the guaranteed cash bonus and loyalty bonus. Mr. Rosenzweig is also entitled to a performance bonus in the amount of $500,000 if certain revenue milestones are met during the twelve (12) months following the effective time of the Merger.

If a Key Employee’s employment terminates as a result of involuntary termination or employment is terminated due to death or permanent disability within twelve (12) months following the closing date of the Merger and the Key Employee delivers an irrevocable release of claims, then Essar will also reimburse the Key Employee for the employer portion of his or her health care premiums under the Consolidated Budget Reconciliation Act of 1985 or comparable provision under state law (COBRA) for up to twenty-four (24) months for our Chief Executive Officer, up to twelve (12) months for Ms. Rook, Mr. Bledsoe, Mr. Borja and Mr. Duryea and up to six (6) months for all other Key Employees.

The existing letter agreement dated May 20, 2002 by and between PeopleSupport and Ms. Rook continues in effect. Under the letter agreement, Ms. Rook will be entitled to an additional six (6) months of base salary if she is terminated without cause within six (6) months following a change in control.

Stay Bonuses.  In connection with the Merger, we will enter into stay bonus agreements with certain employees (each an Employee). Under the stay bonus agreements, if Employee continues employment with PeopleSupport through the earlier of (i) the closing date of the Merger and up to ninety days following the closing date of the Merger as determined by us in our sole discretion, or (ii) May 15, 2009 (the Stay Date), Employee will receive a cash stay bonus payment equal to three months of Employee’s current base salary (the Stay Bonus) payable in a lump sum within thirty days following the Stay Date. Notwithstanding the foregoing, if Employee is involuntarily terminated prior to the Stay Date, Employee will receive the full amount of the Stay Bonus payable in a single lump sum within thirty (30) days following the Employee’s date of termination.

Indemnification of Directors and Officers; Insurance.  The Merger Agreement provides that all rights of indemnification that exist in favor of individuals who were our directors or officers on the date of the Merger Agreement for their acts and omissions as our directors and officers occurring prior to the effective time of the Merger, as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements in effect as of the date of the Merger Agreement, will be observed by the surviving corporation to the fullest extent available under Delaware law. The Merger Agreement further provides that for a period of six years following the effective time of the Merger, the surviving corporation (a) will maintain our current directors’ and officers’ liability insurance subject to limitations set forth in the Merger Agreement and (b) the certificate of incorporation and by-laws of the surviving corporation will include director and officer indemnification no less favorable than as set forth in our certificate of incorporation and by-laws. ESM has agreed to cause the surviving corporation to so observe rights described above in this paragraph.

Material U.S. Federal Income Tax Consequences of the Merger

General.  The following is a summary of certain anticipated material U.S. federal income tax consequences of the Merger to our U.S. stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (Code), applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets by a U.S. person (e.g., a domestic corporation or an individual who is a citizen or resident of the U.S.). This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements). The discussion does not address the U.S. federal income tax consequences applicable to any stockholders who exercise their appraisal rights under Delaware law. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders.

Consequences of the Merger to Our Stockholders.  The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the Merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the Merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax.  Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (1) provides a taxpayer identification number (TIN) (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (2) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

The foregoing discussion of certain U.S. federal income tax consequences is not tax advice. Stockholders should consult their tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the Merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

HSR Review

Transactions such as the Merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by ESM and PeopleSupport. ESM and PeopleSupport filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on August 29, 2008.

Pre-Merger filings and governmental approvals may also be required in certain foreign jurisdiction. The Merger Agreement provides that PeopleSupport and ESM will make all filings and give all notices required to be made and given in connection with the Merger, including under applicable antitrust laws.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of substantial assets of ESM and PeopleSupport or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed Merger does not violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Exon-Florio Provision Review

The Exon-Florio Provision of the U.S. Defense Production Act of 1950, as amended, empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. The Committee on Foreign Investment in the United States (CFIUS) receives notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of acceptance of the submission to decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no action” letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction. If the parties to a transaction do not make a voluntary CFIUS filing, CFIUS may initiate a review of the transaction post-closing, with the risk that a Presidential order may be issued to unwind the transaction.

Amendment to PeopleSupport’s Shareholder Rights Agreement

On August 28, 2007, we entered into a Rights Agreement with Computershare Trust Company, N.A., as rights agent, which generally imposes a significant penalty upon any person or group that acquires beneficial ownership of 10% or more of our outstanding shares without the approval of our Board of Directors.

In contemplation of the execution of the Merger Agreement, effective as of August 3, 2008, we entered into an amendment to the Rights Agreement for the purpose of rendering it inapplicable to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In particular, the amendment to the Rights Agreement provides that no person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated the Merger Agreement.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Legal Proceedings Regarding the Merger

On August 13, 2008, a complaint regarding a purported class action lawsuit, Larry Shore v. PeopleSupport, Inc., et al., was filed in the Superior Court of California, Los Angeles County against PeopleSupport and our Board of Directors in connection with the Merger. The complaint alleges, among other things, that (1) our Board of Directors violated its fiduciary duties to our stockholders by approving the Merger and certain terms of the Merger Agreement related to termination of the Merger Agreement set forth in Section 7.6 of the Merger Agreement and our ability to consider or accept alternative proposals set forth in Section 5.2 of the Merger Agreement, (2) we aided and abetted our Board of Directors’ alleged breach of fiduciary duty and (3) the Merger Consideration is unfair and inadequate for reasons including but not limited to a temporarily low stock price and a prior acquisition offer. See “— Background of the Merger” beginning on page 15. The complaint seeks, among other things, an injunction prohibiting PeopleSupport and ESM from consummating the Merger, rescission of the Merger to the extent already implemented, and attorneys’ fees and expenses. We intend to vigorously defend against the lawsuit. This complaint may be amended in the future and other similar lawsuits may be filed although we are not currently aware of any.

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material terms and conditions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety. The complete text of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL at the effective time of the Merger, Merger Sub will be merged with and into PeopleSupport and, as a result of the Merger, the separate corporate existence of Merger Sub will cease and PeopleSupport will continue as the surviving corporation (the Surviving Corporation) and become a wholly-owned subsidiary of ESM. We will continue to be governed by the DGCL and all of our rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

The closing of the Merger will occur on a date specified by the parties no later than the second business day after all of the conditions set forth in the Merger Agreement and described below are satisfied or waived, or at such other time as agreed to by the parties. The Merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

Merger Consideration

At the effective time of the Merger, each outstanding share of PeopleSupport common stock, other than shares held by stockholders who exercise their appraisal rights and other than shares held by PeopleSupport, ESM or any of their respective wholly-owned subsidiaries, will be converted into the right to receive $12.25 in cash, without interest and less any applicable tax withholding. The price of $12.25 per share was determined through arm’s-length negotiations between us and Essar. Upon completion of the Merger, no shares of PeopleSupport common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

At the effective time of the Merger, by virtue of the Merger, each share of PeopleSupport common stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive $12.25 in cash, without interest and less any applicable tax withholding, other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of our common stock owned directly or indirectly by ESM or Merger Sub or held by us as treasury stock (in each case, other than any such shares held on behalf of third parties) immediately prior to the effective time of the Merger; and

•	shares of our common stock held by stockholders who have properly exercised their appraisal rights in accordance with Delaware law. See “Appraisal Rights” beginning on page 43 and Annex C — Section 262 of the Delaware General Corporation Law.

The Merger Agreement provides that on or prior to the closing date of the Merger, ESM will select a bank or trust company to act as paying agent in connection with the Merger and will deposit with the paying agent cash in an amount equal to the aggregate Merger Consideration payable to PeopleSupport stockholders.

The Merger Agreement provides that as soon as practicable following the effective time of the Merger, the paying agent will mail to the record holders of PeopleSupport common stock immediately prior to the effective time of the Merger a letter of transmittal and instructions for use in surrendering stock certificates in exchange for the Merger Consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for exchange to the paying agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or ESM, the holder of such stock certificate will be entitled to receive the Merger Consideration, without any interest thereon and less any applicable tax withholding. The certificate so surrendered will be canceled.

If any cash is to be paid to a person other than the record holder of shares of our common stock, payment may be made with respect to such shares if the stock certificate representing such shares is presented to the paying agent and is properly endorsed or otherwise in proper form for transfer, and the transferee either pays to the paying agent any applicable transfer or other taxes relating to such transfer, or establishes to the satisfaction of ESM that such tax has been paid or is not required to be paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will pay to you the applicable Merger Consideration if:

•	You make an appropriate affidavit certifying such certificate has been lost, stolen or destroyed; and

•	If requested, you deliver a bond, in such amount as ESM may reasonably direct, as indemnity against any claim that may be made with respect to that certificate against ESM, the paying agent, the surviving corporation or any affiliated party.

Do not send your certificates now. You should send your certificates only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the completion of the Merger. In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

The Merger Agreement provides that 180 days after the closing date of the Merger, upon demand by ESM, the paying agent will deliver to ESM any funds made available to the paying agent which have not been disbursed to former PeopleSupport stockholders. Any holders of certificates who have not surrendered their certificates in compliance with the above-described procedures shall thereafter look only to ESM for payment of the Merger Consideration to which they are entitled, without any interest thereon and less any applicable tax withholding.

The cash paid to you upon conversion of your PeopleSupport common stock will be paid in full satisfaction of all rights relating to the shares of PeopleSupport common stock.

Effect on PeopleSupport Stock Options

The Merger Agreement provides that upon completion of the Merger each outstanding option to purchase our common stock, whether or not vested, that remains outstanding as of the closing of the Merger, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which the Merger Consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Effect on PeopleSupport Restricted Stock Units

The Merger Agreement provides that upon completion of the Merger each restricted stock unit that remains outstanding as of the closing of the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to the restricted stock unit multiplied by the Merger Consideration, less any applicable withholding taxes.

Effect on PeopleSupport Employee Stock Purchase Plan

The Merger Agreement provides that, in accordance with the terms of our 2004 Employee Stock Purchase Plan (ESPP), each outstanding offering period or accumulation period under our ESPP will terminate as of the day immediately prior to the date on which the Merger becomes effective.

Although approved, we have not implemented our ESPP and as of the close of business on the day on which the Merger becomes effective, we will have terminated the ESPP.

Effective Time of the Merger

The Merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger with the consent of ESM. Subject to the terms and conditions of the Merger Agreement and in accordance with DGCL, Merger Sub will be merged with and into PeopleSupport, the separate corporate existence of Merger Sub will cease, and PeopleSupport will continue as the surviving corporation and become a wholly-owned subsidiary of ESM. The surviving corporation in the Merger is referred to in this proxy statement as the surviving corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Sections 3.1 and 3.2, respectively, of the Merger Agreement attached as Annex A to this proxy statement. The assertions embodied in the representations and warranties made by PeopleSupport are qualified by information and statements made in a confidential disclosure schedule that PeopleSupport provided to ESM in connection with the signing of the Merger Agreement. While PeopleSupport does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed or is disclosed in this proxy statement), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the Merger Agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in PeopleSupport’s general prior public disclosures, as well as additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in PeopleSupport’s public disclosures or in this proxy statement.

In the Merger Agreement, we have made representations and warranties to ESM and Merger Sub with respect to, among other things:

•	our due organization, valid existence, good standing, power and authority of PeopleSupport and its subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock issued and outstanding;

•	our authority to enter into the Merger Agreement and the enforceability of the Merger Agreement against us;

•	the absence of conflicts with, creation of liens or defaults under PeopleSupport’s or our subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement and the consummation of the Merger;

•	the required consents and approvals of governmental entities and authorizations in connection with the Merger;

•	our SEC filings and financial statements;

•	the accuracy and compliance with applicable securities laws of the information disclosed in this proxy statement;

•	the absence of specified undisclosed liabilities;

•	the absence of certain changes between December 31, 2007 through the date of the Merger Agreement;

•	legal proceedings and orders including the absence of certain litigation or investigations;

•	employee and labor matters and benefit plans;

•	compliance with legal requirements and certain business practices;

•	the inapplicability of our rights plan to the Merger Agreement and the transactions contemplated thereby;

•	the inapplicability of state anti-takeover statutes;

•	environmental laws and regulations;

•	tax matters;

•	intellectual property matters;

•	title to our properties and the absence of encumbrances;

•	matters with respect to our material contracts;

•	insurance matters;

•	the required vote of our stockholders;

•	our customers, company products and services;

•	brokers and other financial advisors; and

•	receipt by our Board of Directors of a fairness opinion from Credit Suisse.

Many of the representations and warranties in the Merger Agreement made by us are qualified by a “materiality” or “material adverse effect with respect to PeopleSupport” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on PeopleSupport).

Under the Merger Agreement a material adverse effect with respect to PeopleSupport is generally defined as a state of facts, circumstances, events or changes that have had a material adverse effect on the business, operations or financial condition of PeopleSupport and our subsidiaries, taken as a whole, but does not include:

•	facts, circumstances, events or changes (1) generally affecting the business processing outsourcing industry, (2) generally affecting the economy, (3) resulting from any outbreak or escalation of war or (4) resulting from changes in law or generally accepted accounting principals;

•	any decline in the stock price of our common stock, any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (although, the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect with respect to us);

•	any costs expenses related to the Merger or currency exchange rates or any fluctuations thereof;

•	actions taken by us or our subsidiaries that are permitted by the Merger Agreement; or

•	any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than our obligation to comply with our obligations to operate in the ordinary course of business) with, the Merger Agreement and the transactions contemplated by the Merger Agreement.

In the Merger Agreement, ESM and Merger Sub have made representations and warranties to us with respect to, among other things:

•	the due organization, good standing and qualifications of ESM and Merger Sub;

•	the authority of each of ESM and Merger Sub and the enforceability of the Merger Agreement against ESM and Merger Sub;

•	the required consents and approvals of governmental entities and authorizations in connection with the Merger;

•	the accuracy of the disclosure contained in this proxy statement;

•	the absence of stockholder approvals required to complete the Merger;

•	sufficient funds to complete the Merger; and

•	ESM’s ownership of specified assets.

Covenants

Access and Investigation

We have agreed in the Merger Agreement to provide ESM and its representatives with reasonable access to our executive officers, our properties, offices, books, contracts upon reasonable notice and during normal business hours between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or completion of the Merger (pre-closing period). The Merger Agreement also requires that we promptly provide ESM with operating and financial reports, any communication with our stockholders, certain material communications with respect to significant contracts and certain communications with governmental bodies.

Conduct of PeopleSupport’s Business

We have agreed in the Merger Agreement that, from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement, we will, and will cause our subsidiaries to, conduct our respective businesses in the ordinary course, and will use reasonable best efforts to, and cause our subsidiaries to, preserve intact our respective present business organizations, keep available the services of present officers and other employees, and maintain current relationships and goodwill with our customers, suppliers, distributors, creditors, lessors, employees, business associates and others having business relationships with us and all governmental bodies.

In addition, we have agreed that, from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement, subject to the exceptions described in the disclosure schedule we delivered to ESM in connection with the Merger, we will not (and will ensure that our subsidiaries do not) take any of the following specific actions without the prior written consent of ESM (which consent, as to certain of the matters listed below, must not be unreasonably withheld, conditioned or delayed):

•	amend or permit the adoption of any amendment to our certificate of incorporation and bylaws or the charter or other organizational documents of any of our subsidiaries;

•	amend our Rights Agreement, redeem the rights or exempt any acquired person;

•	split, combine or reclassify any of our capital stock;

•	declare, set aside or pay any dividend in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	issue, sell, pledge, dispose of, grant or encumber any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security; except that we may issue shares of our common stock upon the valid exercise of stock options or RSUs as of the date of the Merger Agreement;

•	issue, sell, pledge, dispose of, grant or encumber any of our assets, except in the ordinary course of business and consistent with past practices;

•	transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of our properties or assets, other than in the ordinary and usual course of business and in a manner consistent with past practice and other than transactions of less than $50,000 in any calendar year;

•	make any acquisition of, or investment in, assets or stock for an aggregate purchase price, including the assumption of debt, in excess of $100,000 in any calendar year;

•	incur or guarantee any indebtedness or lend money to any person except in the ordinary course of business and consistent with past practices;

•	enter into any contract for the exchange of value in excess of $100,000 over the life of the contract, except in the ordinary course of business and consistent with past practices;

•	make any capital expenditures in excess of $100,000 per single expenditure, or in the aggregate in excess of $500,000, provided that we consult with ESM before making an expenditure in excess of $50,000;

•	modify, amend or terminate any material contract, and use reasonable best efforts to cause such contract to remain in full force, waive, release, relinquish or assign any material contract, right or claim, grant any power of attorney, or cancel or forgive any material indebtedness owed to us;

•	adopt a plan of liquidation, dissolution, merger, consolidation, recapitalization or similar reorganization, or accelerate or delay collection of notes or accounts receivables in advance of or beyond its due date other than in the ordinary course of business;

•	engage in reduction in force, hire additional employees or enter into collective bargaining agreements, subject to specified exception;

•	enter into any employment agreement with any person at the level of director or above;

•	establish, adopt, enter into, make new grants under, amend or otherwise modify any compensation or benefit plan or increase the amount of the salary, wages, bonus or other payable to any of our employees;

•	fail to maintain insurance consistent with our current insurance policies;

•	other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of our methods of accounting or accounting practices in any material respect;

•	agree or commit to take any of the foregoing actions;

•	fail to timely file all required tax returns and pay all material taxes due, make any material tax election or request any material tax ruling;

•	fail to promptly notify ESM of any action, suit, proceeding, investigation, audit or claim with respect to any material tax amount;

•	commence or settle certain legal proceedings in excess of $40,000; or

•	fail to make timely filings with the SEC as required under the Securities Act and the Exchange Act.

No Solicitation of Alternative Transactions by PeopleSupport

We have agreed in the Merger Agreement that, from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement, we will not, directly or indirectly, and will ensure that our subsidiaries and our respective directors, officers, employees, agents and representatives do not, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate inquiries or the making of any Acquisition Proposal (defined below);

•	furnish any information or data regarding us or our subsidiaries to any party in connection with or in response to an Acquisition Proposal;

•	engage in discussion or negotiations with any party with respect to any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal (it being understood that communication solely between the Company and our directors, officers and financial advisors will not be deemed to be a breach of this obligation); or

•	enter into any letter of intent or other contract, agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, the Merger Agreement does not prevent us from furnishing information regarding us or our subsidiaries to, or entering into discussions, or entering into a confidentiality agreement, with any person who made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that our Board of Directors has:

•	determined in good faith that such proposal or offer constitutes or may reasonably lead to a Superior Proposal (as defined below).

•	determined in good faith, after having taken into account the advice of our outside legal counsel, that such action is consistent with its fiduciary obligations to us and our stockholders;

•	given ESM written notice of the foregoing, including the identity of the third party making the Acquisition Proposal and the material terms of the Acquisition Proposal;

•	obtained a confidentiality agreement from such person containing customary provisions; and

•	furnished any information provided to the third party to ESM promptly after furnishing it to such person.

The Merger Agreement provides that if any Acquisition Proposal is made or submitted from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement, we must promptly advise ESM orally and in writing of such Acquisition Proposal (including the identity of the person making or submitting such Acquisition Proposal, and the terms of such Acquisition Proposal), and we must keep ESM informed of the status of such Acquisition Proposal and the status and terms of any modification or any proposed modification.

Under the Merger Agreement, an “Acquisition Proposal” means any transaction or series of transactions involving:

•	any merger, reorganization, share exchange, consolidation, or any tender offer or exchange offer or similar transaction in which a third party directly or indirectly acquires beneficial ownership of ten percent (10%) more any class of our or our subsidiaries’ equity securities;

•	any sale, lease, exchange, mortgage, pledge, transfer or disposition of ten percent (10%) or more of our assets or any class of equity securities;

•	any solicitation in opposition of stockholder approval and adoption of the Merger Agreement and approval of the Merger; or

•	any transaction reasonably be expected to impede, interfere with, prevent or delay the Merger.

A “Superior Proposal” means an unsolicited bona fide offer made by a third person to consummate any Acquisition Proposal, that in the good faith determination of our Board of Directors, after consultation with its financial advisors and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, (1) would, if consummated in accordance with its terms, result in a transaction more favorable to our stockholders than the Merger (taking into account any proposal by ESM to amend the terms of the Merger or this Agreement) and (2) reasonably likely to be consummated. Any such offer will not be deemed to be a Superior Proposal if any financing required to consummate the Merger and the other transactions contemplated by such offer is not committed and is not likely in the good faith judgment of our Board of Directors to be obtained by such third person on a timely basis. For purposes of the definition of “Superior Proposal,” each reference to “10%” in the definition of “Acquisition Proposal” is replaced with “50%.”

Employee Benefits and Service Credit

For one year following the closing of the Merger, ESM has agreed to provide our employees with benefits and compensation that are no less favorable in the aggregate than the benefits and compensation such employees were receiving prior to the closing of the Merger.

Under the terms of the Merger Agreement, our employees will generally receive credit for service with us prior to the Merger for purposes of employee benefit plans of the Surviving Corporation and its subsidiaries following the Merger.

Conditions to the Merger

Conditions to Obligations of ESM and Merger Sub to Complete the Merger

The Merger Agreement provides that the obligations of ESM and Merger Sub to complete the Merger are subject to the following conditions, unless such condition is waived:

•	certain of our representations and warranties relating to our capitalization, absence of a material adverse effect, action to render our shareholder rights plan inapplicable to the Merger, and the engagement of brokers or finders must be accurate in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date;

•	our other representations and warranties must be accurate in all respects as of the date of the Merger Agreement and as of the closing date, disregarding all materiality or material adverse effect qualifiers, except where all circumstances constituting inaccuracies in such representations and warranties have not had and would not reasonably be expected to have or result in, a material adverse effect with respect to PeopleSupport (as defined above);

•	we must have complied with and performed in all material respects all of our covenants and obligations under the Merger Agreement;

•	one of our senior officers will have delivered a certificate confirming certain conditions have been satisfied;

•	the expiration or termination of the waiting period under the HSR Act and under any non-U.S. laws relating to antitrust or competition matters;

•	ESM must have received notice that action under the Exon-Florio Provision has concluded;

•	the adoption of the Merger Agreement and approval of the Merger by the requisite vote of our stockholders; and

•	no court of competent jurisdiction or other governmental body will have enacted, issued, promulgated, enforced, or entered any statutes, law, ordinance, rule, regulation, judgment, decree, injunction or other order enjoining, restraining or otherwise prohibiting the completion of the Merger.

Conditions to Obligations of PeopleSupport to Complete the Merger

The Merger Agreement also provides that our obligation to complete the Merger is subject to the following conditions:

•	the representations and warranties relating to ESM’s financial capacity to complete the Merger must be accurate in all material respects as of the date of the Merger Agreement as though made on and as of the closing date;

•	the other representations and warranties of ESM must be accurate in all respects as of the date of the Merger Agreement and as of the closing date, disregarding all materiality qualifiers, except where the circumstances constituting any inaccuracies in such representations and warranties have not had and would not reasonably be expected to have a material adverse effect on the ability of ESM or Merger Sub to complete the Merger;

•	ESM must have complied with and performed in all material respects all of its covenants and obligations under the Merger Agreement;

•	a senior officer of ESM shall deliver a certificate to us confirming certain conditions have been satisfied;

•	the adoption of the Merger Agreement and approval of the Merger by the requisite vote of our stockholders;

•	the expiration or termination of the waiting period under the HSR Act and under any non-U.S. laws relating to antitrust or competition matters; and

•	no court of competent jurisdiction or other governmental body will have enacted, issued, promulgated, enforced, or entered any statutes, law, ordinance, rule, regulation, judgment, decree, injunction or other order enjoining, restraining or otherwise prohibiting the completion of the Merger.

Actions to be Taken to Complete the Merger

Reasonable Best Efforts

The Merger Agreement provides that PeopleSupport and ESM will:

•	use reasonable best efforts to take, or cause to be taken, all actions necessary to complete the Merger;

•	use reasonable best efforts to obtain all required consents and waivers that may be necessary or requested for execution, delivery and performance of our respective obligations under the Merger Agreement and consummation of the Merger;

•	use its reasonable best efforts to timely make all filings and give all notices required to be made and given in connection with the Merger, including under applicable securities law and antitrust laws and to timely respond to any request for additional information; and

•	use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

Calling of Special Meeting.  The Merger Agreement provides that we shall take all action necessary under applicable law to call, give notice and hold the Special Meeting of our stockholders as promptly as practicable, but in no event later than thirty (30) days following the dissemination of this proxy statement, in order for our stockholders to consider and vote upon the adoption of the Merger Agreement and approval of the Merger and that, except as provided below, our Board of Directors must recommend that our stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. Our Board of Directors may change its recommendation in certain cases described below under “— Recommendation to Our Stockholders.”

Public Statements.  The Merger Agreement provides that, from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement, PeopleSupport and ESM will consult with each other before issuing any press release or otherwise making any public statements about the Merger, and that except as may be required by applicable law, we will not, and we will not permit the representatives of PeopleSupport and its subsidiaries, to make any disclosure to the general public, including the media, without the consent of ESM.

Recommendation to Our Stockholders

The Merger Agreement provides that, except in the circumstances described below, our Board of Directors will not withdraw or modify its approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and its recommendation that our stockholders adopt the Merger Agreement and approve the Merger.

The foregoing restrictions do not restrict our Board of Directors from withdrawing or modifying in a manner adverse to ESM its recommendation that our stockholders adopt the Merger Agreement and approve the Merger if:

•	we have received an unsolicited bona fide written Acquisition Proposal;

•	our Board of Directors determines in good faith, after taking into account the advice of our financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and that the withdrawal or modification is consistent with our Board of Director’s fiduciary obligations to us and our stockholders under applicable law and notified ESM of such determination;

•	we have promptly notified ESM of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, or request for information or access to our books and records; and

•	we have provided, within forty-eight (48) hours, a copy of any written notice regarding an Acquisition Proposal, a copy of any Acquisition Proposal and any other information requested by ESM;

•	the three (3) business day notice period for ESM to respond to any Acquisition Proposal has lapsed and if ESM has made a counter proposal our Board of Directors has determined that the Acquisition Proposal remains a Superior Proposal; and

•	we have paid ESM $8,700,000 in fees.

Termination of Merger Agreement

The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (whether before or after the adoption of the Merger Agreement by our stockholders):

•	by mutual written consent of PeopleSupport and ESM;

•	by either PeopleSupport or ESM, if:

•	the Merger has not been completed by February 3, 2009 (the Termination Date); provided that a party shall not be permitted to terminate the Merger Agreement under these circumstances if the failure to complete the Merger by February 3, 2009 is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed which is capable of being cured;

•	a court of competent jurisdiction or other governmental body has issued a final and nonappealable order or has taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the Merger; provided that such party has not breached its obligations under the Merger Agreement; or

•	(1) the Special Meeting (including any adjournments and postponements thereof) has been held and completed and our stockholders have taken a final vote on a proposal to adopt the Merger Agreement and approve the Merger; and (2) the Merger Agreement and the Merger have not been adopted at the Special Meeting or at any adjournment or postponement thereof by the requisite vote;

•	by ESM, if:

•	we or our Board of Directors has accepted, approved, endorsed or recommended any agreement for a Superior Proposal;

•	our Board of Directors has withdrawn, amended or qualified in a manner adverse to ESM, its recommendation to approve the Merger Agreement and Merger;

•	a Distribution Date or Triggering Event (as these terms are defined in our Rights Agreement) has occurred or we have otherwise issued common stock under the Rights Agreement; or

•	we breach or fail to perform any representations, warranties, covenants or agreements so that the closing condition described above under “— Conditions to the Merger — Conditions to Obligations of ESM and Merger Sub to Complete the Merger” would not be satisfied and which cannot be cured by the Termination Date; provided ESM has given us thirty (30) days notice of its intent to terminate the Merger Agreement.

•	by PeopleSupport, if:

•	ESM or Merger Sub has breached or failed to perform any of the representations, warranties, covenants or agreements so that the closing condition described above under “— Conditions to the Merger — Conditions to Obligations of PeopleSupport to Complete the Merger” would not be satisfied and which cannot be cured by the Termination Date; provided we have given ESM thirty (30) days notice of our intent to terminate the Merger Agreement; or

•	at any time prior to the adoption of the Merger Agreement by our stockholders, in order to accept a Superior Proposal and enter into a definitive acquisition agreement providing for the completion of the transaction contemplated by such Superior Proposal, if:

•	such Superior Proposal did not arise or result from a breach by us of any of the obligations described in “— Covenants — No Solicitation of Alternative Transactions by PeopleSupport;” and

•	we have paid to ESM the termination fee set forth below.

Termination Fees

The Merger Agreement provides that we will be obligated to pay ESM the termination fee of $8,700,000 (the Termination Fee) if the Merger Agreement is terminated:

•	By ESM or PeopleSupport:

•	because (1) the Merger was not completed by the Termination Date; (2) at the time of the termination of the Merger Agreement, an Acquisition Proposal has been disclosed and not withdrawn; and (3) on or prior to the first anniversary of such termination of the Merger Agreement, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into by us or any of our subsidiaries.

•	By ESM:

•	because (1) due to our uncured breach, the closing conditions described above under “— Conditions to the Merger — Conditions and Obligations of ESM and Merger Sub to Complete the Merger” could not be satisfied or a person or a Distribution Date or Trigger Event has occurred or we must otherwise issue shares of our capital stock under our Rights Agreement; (2) at the time of the termination of the Merger Agreement, an Acquisition Proposal has been disclosed, and not withdrawn; (3) at the time of such termination ESM and Merger Sub shall have complied in all material respects with their obligations under the Merger Agreement; and (4) on or prior to the first anniversary of such termination of the Merger Agreement, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into by us or any of our subsidiaries;

•	because our Board of Directors withdrew, amended or qualified in a manner adverse to ESM its recommendation to approve and adopt the Merger and Merger Agreement; or

•	because our Board of Directors accepted, approved or endorsed an agreement with respect to a Superior Proposal.

•	By PeopleSupport:

•	in order to accept a Superior Proposal and enter into an alternative agreement as described above under “— Termination of Merger Agreement.”

In addition, we must reimburse ESM for its out-of-pocket expenses (including travel expenses and attorney and financial advisor fees) of an aggregate of $1 million if the Merger Agreement is terminated by us or ESM if the Special Meeting has been held and our stockholders do not adopt the Merger Agreement and the Merger. If such termination is: (1) by PeopleSupport or ESM; (2) at the time of the termination of the Merger Agreement, an Acquisition Proposal has been disclosed, and not withdrawn; and (3) on or prior to the first anniversary of such termination of the Merger Agreement, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into by us or any of our subsidiaries then we must pay ESM the Termination Fee less any expenses paid.

Amendment and Waiver of the Merger Agreement

Amendment.  The Merger Agreement may not be amended unless such amendment is executed in writing by each of PeopleSupport, ESM and Merger Sub.

Waiver.  At any time prior to the effective time, each party to the Merger Agreement may (1) extend the time for performance of any obligation or act of any other party hereto, (2) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (3) waive compliance with any agreement of any other party or any condition to its own obligations contained therein, in each case, to the extent permitted by applicable law.

Fees and Expenses

Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring those fees and expenses. Pursuant to the Merger Agreement, we must pay to ESM the Termination Fee and certain expenses if the Merger Agreement is terminated under specified circumstances. See “— Termination Fees” above.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the $12.25 per share Merger Consideration may dissent from the Merger and elect to exercise appraisal rights. Even if the Merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a Merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than twenty (20) days prior to the meeting, PeopleSupport must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable DGCL statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in PeopleSupport as of the date you make your demand for appraisal rights and continue to hold shares in PeopleSupport through the effective time of the Merger;

•	you must deliver to PeopleSupport a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of adoption of the Merger Agreement; and

•	you must file a petition in the Delaware Court of Chancery (Delaware Court) demanding a determination of the fair value of the shares within one hundred twenty (120) days after the effective time of the Merger.

If you fail strictly to comply with any of the above requirements or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Assistant Secretary
PeopleSupport, Inc.
2049 Century Park East, Suite 300
Los Angeles, CA 90067

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within sixty (60) days after the effective time of the Merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $12.25 cash payment per share referred to above, without interest and less any applicable withholding taxes.

If we complete the Merger, we will give written notice of the effective time of the Merger within ten (10) days after the effective time of the Merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within one hundred twenty (120) days after the effective time of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within one hundred twenty (120) days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within ten (10) days of receipt of the request or within ten (10) days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the Merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $12.25 Merger Consideration.

The Delaware Court may also, on application, (1) assess costs among the parties as the Delaware Court deems equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware Court shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

From and after the effective time of the Merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex C to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 22, 2008, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) our Chief Executive Officer and our four other most highly compensated executive officers, (3) each of our directors and (4) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PeopleSupport, Inc., 2049 Century Park East, Suite 300, Los Angeles, California 90067.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 19,065,995 shares outstanding as of August 22, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within sixty (60) days after August 22, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

5% Stockholders:
The Galleon Group(1)	5,008,771	26.27%
Royce & Associates LLC(2)	2,915,500	15.29%
Directors and Named Executive Officers:
Lance Rosenzweig(3)	857,966	4.46%
Adam Berger(4)	23,559	*
C. Larry Bradford(5)	228,329	1.20%
Michael Edell(6)	40,295	*
Joe Rose(7)	36,000	*
Frank Perna(8)	44,605	*
George Ellis(9)	27,380	*
Caroline Rook(10)	164,744	*
Rainerio Borja(11)	124,923	*
Joseph Duryea(12)	59,186	*
Richard Bledsoe, Jr.	7,934	*
Krish Panu(13)	5,084	*

All directors and executive officers as a group (12 persons) (14)	1,620,005	8.50%

*	Represents beneficial ownership of less than 1%.

(1)	The address for The Galleon Group is 590 Madison Avenue, 34th Floor, New York, NY 10022. The number of shares set forth in this table is as reported in a Schedule 13D/A filed by The Galleon Group on June 20, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13D/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)	The address for Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019. The number of shares set forth in this table is as reported in a Schedule 13G/A filed by Royce & Associates LLC on January 31, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)	Includes 116,369 shares of common stock held by the Rosenzweig 2004 Irrevocable Trust 1 of which Mr. Rosenzweig is a trustee, and 3,649 shares of common stock held by C/F Rebecca Rosenzweig CA UGMA, of which Mr. Rosenzweig is a trustee. Includes options to purchase 166,278 shares of our common stock and 4,167 restricted stock units that are exercisable immediately or within 60 days of August 22, 2008.

(4)	Includes options to purchase 21,501 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(5)	Includes 58,393 shares of common stock held by the C. Larry Bradford Irrevocable Trust dated December 28, 1992, of which Mr. Bradford is not the trustee. Also includes options to purchase 36,990 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(6)	Includes options to purchase 38,237 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(7)	Includes options to purchase 33,350 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(8)	Includes options to purchase 23,650 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(9)	Includes options to purchase 25,322 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(10)	Includes options to purchase 80,175 shares of our common stock and 1,667 restricted stock units that are exercisable immediately or within 60 days of August 22, 2008.

(11)	Includes options to purchase 115,757 shares of our common stock and 1,667 restricted stock units that are exercisable immediately or within 60 days of August 22, 2008.

(12)	Includes options to purchase 55,378 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(13)	Includes options to purchase 3,084 shares of our common stock that are exercisable immediately or within 60 days of August 22, 2008.

(14)	Includes options to purchase 599,677 shares of our common stock and 7,501 restricted stock units that are exercisable immediately or within 60 days of August 22, 2008.

CURRENT MARKET PRICE AND DIVIDEND INFORMATION OF
PEOPLESUPPORT COMMON STOCK

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “PSPT.” The following table sets forth the high and low sales prices for our common stock for the quarters indicated below as reported on The NASDAQ Global Select Market.

	High	Low

2008
Third Quarter (through September 5, 2008	$12.15	$7.94
Second Quarter	$10.72	$8.28
First Quarter	$15.25	$6.77
2007
Fourth Quarter	$14.88	$10.25
Third Quarter	$12.96	$8.19
Second Quarter	$13.42	$11.23
First Quarter	$24.41	$10.75
2006
Fourth Quarter	$22.29	$18.03
Third Quarter	$18.92	$11.05
Second Quarter	$14.55	$9.90
First Quarter	$10.70	$8.60

On August 1, 2008, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on The NASDAQ Global Select Market was $9.53. On September 5, 2008, the closing price of our common stock as reported on The NASDAQ Global Select Market was $12.10.

Stockholders are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for shares of our common stock and our shares of common stock will be de-listed from The NASDAQ Global Select Market and deregistered under the Exchange Act.

We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the growth and expansion of our business. Our Board of Directors will determine future dividends, if any. The Merger Agreement provides that we may not pay any cash dividends from August 3, 2008 until the earlier of the consummation of the Merger or the termination of the Merger Agreement without prior written consent of ESM.

STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2009 (2009 Annual Meeting) if the Merger is not completed. In accordance with the SEC proxy proposal submission rules, any stockholder proposal to be included in the proxy statement for our 2009 Annual Meeting must be received by our Assistant Secretary at our office at 2049 Century Park East, Suite 300, Los Angeles, California 90067 by December 30, 2008, in a form that complies with our bylaws. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2009 annual meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Assistant Secretary at our office at 2049 Century Park East, Suite 300, Los Angeles, California 90067 and otherwise complies with the provisions of our bylaws. To be timely, the bylaws provide that we must have received the stockholder’s notice not less than one hundred twenty (120) days nor more than 150 days prior to the scheduled date of the meeting. Currently, the 2009 Annual Meeting is expected to be held on or about July 29, 2009. However, in the event that the Annual Meeting has been changed to be more than 30 calendar days before or 60 calendar days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made.

SEC rules also grant us discretionary proxy authority regarding stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to us by March 31, 2009, the proxies solicited by our Board of Directors for the 2009 Annual Meeting will confer authority on the Proxyholders to vote the shares in accordance with the recommendations of our Board of Directors if such proposal is presented at the 2009 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting.

Stockholders may nominate an individual to stand for election to our Board of Directors at our Annual Meeting by following the procedures set forth in this paragraph. Stockholders who wish to nominate a candidate for the 2009 Annual Meeting must meet the notice requirements found in the “Directors Nomination” section of our proxy statement for our 2008 Annual Meeting of Stockholders. The requesting stockholder must also provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Nominating and Corporate Governance Committee to evaluate the proposed candidate in light of the criteria described under the caption “Director Nominations” of the proxy statement for our 2008 Annual Meeting of Stockholders. The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting shareholder is eligible to vote at the 2009 Annual Meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Peter Hargittay, Director of Marketing & Investor Relations, PeopleSupport, Inc., 2049 Century Park East, Suite 300, Los Angeles, California 90067, or contact Mr. Hargittay, at (310) 824-6200. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated September 10, 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the Special Meeting or the Merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact PeopleSupport, Inc., 2049 Century Park East, Suite 300, Los Angeles, California 90067, Attention: Peter Hargittay, Director of Marketing & Investor Relations. You may also call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5834).

OTHER MATTERS

Your Board of Directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Los Angeles, California
September 10, 2008

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
PEOPLESUPPORT, INC.,
ESSAR SERVICES, MAURITIUS
and
EASTER MERGER SUB, INC.
Dated as of August 3, 2008

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptable Confidentiality Agreement	5.2(c)
Acquisition Proposal	5.2(a)
Affiliate	3.1(a)
Agreement	Forepart
Audit Date	3.1(h)
Bankruptcy and Equity Exception	3.1(c)
Cancelled Shares	2.1(b)
Certificate	2.1(c)
Certificate of Merger	1.3
CFIUS	6.3(c)
Change in Board Recommendation	5.2(d)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Common Shares	2.1(c)
Company	Forepart
Company Balance Sheet	3.1(g)
Company Compensation and Benefit Plans	3.1(j)
Company Disclosure Schedules	3.1
Company Indemnity Agreements	5.8(a)
Company Intellectual Property Rights	5.1(p)(i)
Company IT Assets	5.1(p)(ii)
Company Material Adverse Effect	5.1(a)
Company Meeting	5.5(c)
Company Option	2.1(d)
Company Preferred Stock	3.1(b)
Company Reports	3.1(e)(i)
Company Required Statutory Approvals	3.1(d)
Company Requisite Vote	3.1(t)
Company RSUs	2.1(d)
Company Stock Plans	3.1(b)
Compensation and Benefit Plan	3.1(j)
Confidentiality Agreement	8.6
Contracts	3.1(d)(i)
Costs	5.8(a)
D&O Insurance	5.8(c)
DGCL	Recitals
Dissenting Shares	2.3(a)
Effective Time	1.3
Employees	3.1(j)
Environmental Law	3.1(m)(iii)
ERISA	3.1(j)

Defined Term	Section

ERISA Affiliate	3.1(j)(iii)
Exchange Act	3.1(d)
Exchange Fund	2.2(a)
Exon-Florio Provision	5.2(c)
Expenses	7.6(b)
Fee	7.6(a)
FCPA	3.1(v)
FINRA	3.1(d)
Foreign Antitrust Filings	3.1(d)
Governmental Entity	3.1(d)
Hazardous Substance	3.1(m)(iv)
HSR Act	3.1(d)
Indemnified Parties	5.8(a)
Intellectual Property	3.1(p)
IRS	3.1(j)(ii)
IT Assets	3.1(p)(ii)
knowledge	3.1(a)
Law; Laws	3.1(k)
Lease Documents	3.1(q)
Liens	3.1(q)
Material Contracts	3.1(r)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Forepart
Merger Sub Insiders	1.3(a)
Multiemployer Plan	3.1(j)(i)
Multiple Employer Plan	3.1(j)(i)
Non-U.S. Benefit Plan	3.1(j)(vii)
Notice Period	5.2(e)
Order	6.1(c)
Other Filings	3.1(f)
Parent	Forepart
Parent Disclosure Schedules	3.2
Parent Material Adverse Effect	3.2(a)
Parent Required Statutory Approvals	3.2(c)
Paying Agent	2.2(a)
Pension Plan	3.1(j)(i)
Permitted Investments	2.2(a)
Person	2.2(b)
Proxy Statement	3.1(f))
Representatives	5.1
Right	5.1(b)
Right to Match	5.2(e)
Rights Agreement	5.1(b)
Sarbanes-Oxley Act	3.1(e)(v)
SEC	3.2(e)

Defined Term	Section

Securities Act	5.1(d)
Series A Junior Preferred Stock	5.1(b)
Share	2.1(c)
Shares	2.1(c)
Subsidiary	3.1(a)
Superior Proposal Agreement	5.2(e)
Surviving Corporation	1.1
Takeover Statute	5.10
Tax	3.1(n)(iii)
Tax Return	3.1(n)(iii)
Taxable	3.1(n)(iii)
Taxes	3.1(n)(iii)
Termination Date	7.2
Top Customers	3.1(r)
Top Vendors	3.1(r)
U.S. GAAP	3.1(a)
Voting Debt	3.1(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 3, 2008, by and among PeopleSupport, Inc., a Delaware corporation (“Company”), Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”), and Easter Merger Sub Inc., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Company, Parent and Merger Sub have unanimously approved the merger of Merger Sub with and into Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company have each approved and declared advisable this Agreement and the merger of Merger Sub with and into Company, as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have approved this Agreement and the consummation of the Merger and all of the covenants and agreements contained in this Agreement; and

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company, whereupon the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver (to the extent permitted by applicable Law (as defined in section 3.1(k)) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Company and Parent may agree in writing. For purpose of this Agreement “Business Day” means any day other than (a) a Saturday or Sunday, (b) a federal holiday in the United States, (c) a national holiday in India or a state or regional holiday in Mumbai, India or (c) a day on which commercial banks in the state of New York or the city of Mumbai, India are authorized or required to be closed.

1.3  Effective Time.  On the Closing Date, immediately after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of Delaware.

1.5  Certificate of Incorporation of the Surviving Corporation.  Subject to Section 5.9 of this Agreement, at the Effective Time, the amended and restated certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

1.6  By-Laws of the Surviving Corporation.  Subject to Section 5.9 of this Agreement, at the Effective Time, the amended and restated by-laws of Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein, in the certificate of incorporation or in accordance with applicable Law.

1.7  Directors.  The Directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws.

1.8  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of Company, Parent, Merger Sub or any holder of any shares of capital stock of Company, Parent or Merger Sub:

(a) Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each Share that is owned directly or indirectly by Company as treasury stock or by Parent, Merger Sub or any other Subsidiary (as defined in Section 3.1(a)) of Parent or Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefore.

(c) Conversion of Company Common Shares.  Subject to Section 2.1(b) and Section 2.3(a), each issued and outstanding share of common stock, par value $0.001 per share, of the Company, together with each associated Right (as hereinafter defined) under the Rights Agreement (as hereinafter defined) issued and outstanding immediately prior to the Effective Time (such shares collectively, “Common Shares” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in Section 2.3(a)), shall be cancelled and shall be converted automatically into the right to receive from the Surviving Corporation $[12.25] per share in cash, without interest (the “Merger Consideration”) payable to the holder thereof upon surrender in the manner provided in Section 2.2(b) of the certificate or certificates (a “Certificate”) which immediately prior to the Effective Time evidenced such Shares.

(d) Stock Options; Restricted Stock Units.  Company shall cause each option to purchase Common Shares (a “Company Option”), outstanding immediately prior to the Effective Time, whether vested or unvested, to be canceled at the Effective Time and shall thereafter represent the right to receive, at the Effective Time or as soon as practicable thereafter, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to the product of (A) the number of Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the amount by which the Merger Consideration exceeds the exercise price per share of Company Shares previously subject to such Company Option. Company shall cause each restricted stock unit with respect to Common Shares (“Company RSUs”) outstanding immediately prior to the Effective Time, whether vested or unvested, to be canceled at the Effective Time, and shall thereafter represent the right to receive, at the Effective Time or as soon as practicable thereafter, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to the product of (A) the number of Company Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration. In accordance with the terms of the 2004 Employee Stock Purchase Plan, immediately prior to the Effective Time, any “Accumulation Period” and/or “Offering Period” (as such terms are defined in the 2004 Employee Stock Purchase Plan) shall terminate and each participant thereunder shall receive Common Shares in accordance with the terms of the 2004 Employee Stock Purchase Plan.

2.2  Exchange of Share Certificates.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Certificates, an amount equal to the aggregate Merger Consideration. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.” Such funds shall be invested in Permitted Investments by the Paying Agent as directed by the Surviving Corporation. Any interest or other income resulting from such investment shall be paid to and be income of Parent. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. “Permitted Investments” shall mean (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, (iv) certificates of deposit, money market funds, bank repurchase agreements or bankers’ acceptances of a commercial bank having at least $1 billion in assets and rated in one of two highest rating categories (without regard to refinements within such rating categories) by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, or (v) pooled or commingled investment vehicles administered by a bank meeting the requirements of (iv) above that is limited to investments as described in (i) through (iv) above.

(b) Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss reasonably satisfactory to the Surviving Corporation in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Certificate (or evidence reasonably satisfactory to the Surviving Corporation of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration that such holder is entitled to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be cancelled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if Merger Consideration was already paid with respect to the Shares underlying such Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of Company, payment may be issued to such a transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents reasonably satisfactory to the Surviving Corporation required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and Company that such tax has been paid or is not applicable. All cash paid upon the surrender of a Certificate in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 3.1(d)) or other entity of any kind or nature.

(c) Transfers.  At the close of business on the day of the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of Company of Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the stockholders of Company one hundred and eighty (180) days after the Effective Time shall be returned to Parent or the Surviving Corporation. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss reasonably satisfactory to the Surviving Corporation in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares or for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled hereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably satisfactory to the Surviving Corporation as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the Common Shares represented by such Certificate pursuant to this Agreement.

(f) Withholding Rights.  Not withstanding anything to the contrary herein, each of Parent, Merger Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law or under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. If Parent, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which Parent, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.3  Dissenters’ Rights.  (a) Notwithstanding anything in any other Section of this Agreement to the contrary, Common Shares, including any Rights attached thereto, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares including any Rights attached thereto in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive, subject to and net of any applicable withholding of Taxes (as defined in Section 3.1(n)(ii)), payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b) Company shall give Parent prompt notice of any demands for appraisal received by Company, withdrawals of such demands and any other instruments served on or otherwise received by Company pursuant to the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under DGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.4  Adjustments to Prevent Dilution.  In the event that Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Company.  Except as set forth in the disclosure schedules delivered to Parent by Company prior to the date of this Agreement (the “Company Disclosure Schedules”) or in Company Reports (as defined in Section 3.1(e)(i)) filed prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company Reports that such disclosed item is an event, item or occurrence that constitutes a breach of a representation or warranty set forth in this Article III and (ii) excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” in such filings), Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). Company has heretofore made available to Parent complete and correct copies of Company’s and each of its Subsidiaries’ certificate of incorporation and by-laws (or comparable governing instruments), as amended. The certificate of incorporation and by-laws (or comparable governing instruments) of each of Company and its Subsidiaries so made available are in full force and effect. Section 3.1(a) of the Company Disclosure Schedules sets forth a list of all of the Subsidiaries of Company, the jurisdictions under which such Subsidiaries are incorporated, and the percent of the equity interest therein owned by Company and each other Subsidiary of Company, as applicable. Except as disclosed in Section 3.1(a) of the Company Disclosure Schedules, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

As used in this Agreement, the term “Subsidiary” means, with respect to Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

As used in this Agreement, the term “Company Material Adverse Effect” means, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the company to consummate the Merger and the other transactions contemplated hereby; provided, however, that any such effect resulting from or arising out of (i) any change in Law or United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) changes in general economic or business conditions, (iii) conditions generally affecting the business process outsourcing industry, (iv) acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof, (v) the Company or any of its Subsidiaries taking any action permitted hereby, (vi) the public announcement or the pendency of this Agreement (provided, however, that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of the representations and warranties relating to required consent, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the Merger and the other transactions contemplated hereby), (vii) a decline in the trading price of Common Shares and any failure in and of itself by Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that, the underlying causes of such decline and failure may be considered in determining whether there has been a Company Material Adverse Effect), (viii) any costs or expenses associated with the Merger, and (ix) currency exchange rates or any fluctuations thereof shall not be considered when determining if a Company Material Adverse Effect has occurred; except with respect to subsections (i)-(iv) and (ix), in the event, that such occurrence, change, event or effect has had a materially disproportionate effect on Company and its Subsidiaries, taken as a whole, compared to other Persons engaged in the business process outsourcing industry in which case such effects shall be considered in determining whether a Company Material Adverse Effect has occurred.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge after reasonable investigation of, with respect to Company, those persons set forth in Section 3.1(a) of the Company Disclosure Schedules and, with respect to Parent, those persons set forth in Section 3.2(a) of the Parent Disclosure Schedules (as defined in Section 3.2).

(b) Capital Structure.  (i) The authorized capital stock of Company consists of 91,000,000 shares of which (i) 87,000,000 shares are designated as Common Shares, of which 19,050,286 shares are outstanding as of the date of this Agreement and (ii) 4,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 250,000 shares are designated Series A Junior Participating Preferred Stock (the “Series A Junior Preferred Stock”), and as of the Date of this Agreement no shares of Company Preferred Stock are outstanding. There are no Common Shares held in the treasury of Company and there are no Common Shares held by Subsidiaries of Company. 901,850 Common Shares are issuable upon exercise of Company RSUs pursuant to the Company Stock Plans and an additional 1,681,893 Common Shares are issuable upon exercise of Company Options. Pursuant to the Shareholder Rights Agreement dated August 28, 2007 between Registrant and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), each Common Share has attached thereto a right (each a “Right” and collectively, the “Rights”) to purchase one one-hundredth of a share of Series A Junior Preferred Stock at a price of $65.00 per one one-hundredth of a share, subject to adjustment. All of the issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Company or a direct or indirect wholly-owned Subsidiary of Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Other than (A) Company Options and Company RSUs pursuant to Company’s 1998 Stock Incentive Plan, as amended and Company’s 2004 Stock Incentive Plan, as amended and (B) the Rights pursuant to the Rights Agreement (collectively, the “Company Stock Plans”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter (“Voting Debt”).

(ii) Section 3.1(b)(ii) of the Company Disclosure Schedules sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name and address of the Company Option recipient; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of Common Shares subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; and (viii) whether the exercisability of or right to repurchase of such Company Option will be accelerated in any way by the Merger or the other transactions contemplated hereby. Company has made available to Parent accurate and complete copies of all Company Option Plans pursuant to which Company has granted the Company Options that are currently outstanding and the form of all stock award agreements evidencing such Company Options. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person. Except as set forth in Section 3.1(b) of the Disclosure Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding Common Shares, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Corporate Authority.  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the Merger and the other transactions contemplated hereby, subject only to receipt of the Company Requisite Vote (as defined in Section 3.1(t)). This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder, the “Exchange Act”) and state securities, takeover and “blue sky” laws, (B) the filings with or approvals from Governmental Entities required solely by virtue of the jurisdictions in which Company or its Subsidiaries conduct business or own any assets listed on Section 3.1(d) of the Company Disclosure Schedules (collectively, the “Foreign Antitrust Filings”) and (C) to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) (items (A) through (C) (inclusive)), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Company from, any United States or non-United States federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by Company of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain are not reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement and the consummation by Company of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation of Company or by-laws (or comparable governing instruments) of Company or of any Subsidiary of Company, (B) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of Company or any Subsidiary of Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, franchise, indenture, arrangement or other instrument or obligation (“Contracts”) to which Company or any Subsidiary of Company is a party or any Law or governmental or non-governmental permit or license to which Company or any Subsidiary of Company is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby.

(e) Company Reports; Financial Statements.  (i) The filings required to be made by Company since January 1, 2006 under the Securities Act and the Exchange Act have been filed with the U.S. Securities and Exchange Commission (the “SEC”), including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates or as of the date of final amendment, as applicable, and in the case of such filings made after the date hereof will comply, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. Company has made available (except to the extent available through EDGAR) to Parent each registration statement, report, proxy statement and information statement filed by it with the SEC pursuant to the Securities Act or the Exchange Act (all such filings, including all amendments and supplements thereto, the “Company Reports”) since January 1, 2006, including (i) Company’s Annual Reports on Form 10-K, (ii) Company’s Quarterly Reports on Form 10-Q, and (iii) Company’s Current Reports on Form 8-K furnished pursuant to Item 12, Results of Operations and Financial Condition (or pursuant to Item 9 in accordance with SEC Release No. 33-8216), each in the form (including exhibits, annexes and any amendments thereto) required by the SEC under the Securities Act or the Exchange Act, as the case may be. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company and its Subsidiaries included in or incorporated by reference into the Company Reports comply, and in the case of consolidated financial statements included in or incorporated by reference into the Company Reports filed after the date hereof will comply, in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) present, and in the case of consolidated balance sheets included in or incorporated by reference into Company Reports filed after the date hereof will present fairly in all material respects, the financial position of Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents, and in the case of consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports filed after the date hereof will present, fairly the results of operations, retained earnings and changes in financial position, as the case may be, of Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(ii) Section 3.1(e)(ii) if the Company Disclosure Schedules sets forth, subject to the qualifications therein (a) Company’s current cash and cash equivalents, (b) the current value of Company’s marketable securities and (c) the estimated sale value of Company’s real property.

(iii) Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(iv) Company maintains and shall continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP. Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.1(e)(iv) of the Company Disclosure Schedules lists, and Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(v) Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (the “Sarbanes-Oxley Act”) with respect to any Company Reports. Company’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Company to comply with, and the appropriate officers of Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder. Section 3.1(e)(v) of the Company Disclosure Schedules lists, and Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.1(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) Disclosure Documents.  None of the information provided by Company or its Subsidiaries to be included or incorporated by reference in (i) the Proxy Statement (as defined below) or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

(g) No Undisclosed Material Liabilities.  There are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company balance sheet as of March 31, 2008 included in the Company Reports (the “Company Balance Sheet”) or in the notes thereto or in the Company Reports; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2008 and such classes of ordinary course expenses are listed in Section 3.1(g) of the Company Disclosure Schedule; and (iii) liabilities or obligations that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h) Absence of Certain Changes.  Since December 31, 2007 (the “Audit Date”), except as expressly contemplated by this Agreement, (i) Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practice, (ii) there has been no Company Material Adverse Effect, and (iii) none of Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1. Since the Audit Date, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as defined in Section 3.1(j)) other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, except for those that (i) do not involve, in any individual case, a claim for monetary damages in excess of $40,000 (forty thousand dollars), (ii) would not materially prohibit or restrict the Company and its Subsidiaries from operating the business as they have historically, or (iii) would not be reasonably likely, either individually or in the aggregate, to have a Company Material Adverse Effect. There is no (A) suit, action or proceeding pending, or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries or (B) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries, in either case that would be reasonably likely to have, individually or in the aggregate, a material and adverse effect on the ability of Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby. To the knowledge of Company, no officer or director of Company or any Subsidiary of Company is a defendant in any material suit, claim, action, proceeding, arbitration or mediation in connection with his or her status as an officer or director of Company or any Subsidiary of the Company. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect

(j) Employee Benefits.  The term “Compensation and Benefit Plan” shall mean any compensation agreement, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, policy agreement or arrangement including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees (“Employees”), individual consultants or directors or former directors of Company or any of its Subsidiaries; and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan. Section 3.1(j) of the Company Disclosure Schedules lists all Compensation and Benefit Plans of Company and its Subsidiaries (“Company Compensation and Benefit Plans”), and any Company Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 3.1(j) of the Company Disclosure Schedules. Company has made available to Parent a copy of all Company Compensation and Benefit Plans, a copy of each material document, if any, prepared in connection with each Company Compensation and Benefit Plan, and a copy of each agreement, policy, practice or arrangement that covers employees or former employees of Company and its Subsidiaries.

(i) None of the Company Compensation and Benefit Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or (iii) subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

(ii) All Company Compensation and Benefit Plans are now and have always been operated in all material respects in accordance with their terms and the requirements of all applicable Laws and, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has timely received a favorable determination letter from the U.S. Department of the Treasury, Internal Revenue Service (the “IRS”), and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in material costs to Company or any of its Subsidiaries under the Internal Revenue Service’s Employee Plans Compliance Resolution System. Each Company Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder since January 1, 2005. There is no pending or, to the knowledge of Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired, would subject Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) or Section 406 of ERISA.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries. Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiple Employer Plan of Title IV of ERISA (regardless of whether based on contributions of any entity which is considered an employer with Company under Section 4001 0f ERISA or Section 414 of the Code (an “ERISA Affiliate”)). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the preceding twelve (12) month period.

(iv) All contributions, premiums or payments required to be made under the terms of any Company Compensation and Benefit Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Company Reports. Neither any Pension Plan nor any Multiple Employer Plan within the meaning of Section 431 and 432 of the Code or Section 305 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to Multiple Employer Plan pursuant to Section 401(a)(29) of the Code.

(v) Neither Company nor its Subsidiaries have any obligations for, or liabilities with respect to, retiree health, disability or life benefits under any Company Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi) Neither the negotiation and execution of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Company or any of its Subsidiaries. There is no contract, agreement, plan or arrangement with an employee or former employee of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the Merger and the other transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. No Company Compensation and Benefits Plan provides for a “gross-up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.

(vii) In addition to the foregoing, with respect to each Company Compensation and Benefit Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(A) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(B) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan; and

(C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in all material respects in compliance with all applicable non-United States laws.

(k) Compliance with Laws.  The business of Company and its Subsidiaries is not being conducted in violation of any United States or non-United States federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (individually, “Law” and collectively, “Laws”), except for violations that would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to consummate the Merger and the other transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to consummate the Merger and the transactions contemplated hereby. Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to own, lease and operate its properties or to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect. The provisions of this Section 3.1(k) shall not apply to Environmental Laws (as defined in Section 3.1(m)(iii)) which are covered exclusively in Section 3.1(m), tax Laws which are covered exclusively in Section 3.1(n), labor Laws which are covered exclusively in Section 3.1(o) or intellectual property Laws which are covered exclusively in Section 5.1(p).

(l) Anti-takeover Statutes and Rights Agreement.

(i) Company and the Board of Directors of Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL. No other state anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(ii) Company Board of Directors has resolved to, and Company after execution of this Agreement will, take all action necessary to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger, or the execution and consummation this Agreement and the transactions contemplated hereby and thereby and none of the execution or delivery of this Agreement and the consummation of the Merger will result in (a) the occurrence of the “flip-in” event described in Section 11 of the Rights Agreement, (b) the occurrence of the “flip-over” event described in Section 13 of the Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Common Shares.

(m) Environmental Matters.

(i) Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (A) the operations of Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (B) each of Company and each of its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of Company and its Subsidiaries as presently conducted; (C) neither Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information during the past three (3) years concerning any violation or alleged violation of any applicable Environmental Law; and (D) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Company or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of Company or any of its Subsidiaries under any applicable Environmental Law.

(ii) Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 3.1(k)), the representations and warranties of Company in this Section 3.1(m) constitute the sole representations and warranties of Company with respect to any Environmental Law or Hazardous Substance.

(iii) As used herein, the term “Environmental Law” means any United States federal, non-United States, state or local Laws, regulations, codes, rules, ordinances, permits, authorizations, decrees, orders, injunctions or judgments and any binding administrative or judicial interpretations thereof relating to: (A) pollution; (B) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety from exposure to Hazardous Substances; and (C) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

(iv) As used herein, the term “Hazardous Substance” means (A) any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are defined by or regulated as or having the characteristics of “hazardous,” “toxic,” “pollutant,” “contaminant,” “flammable,” “corrosive,” “reactive,” “explosive” or “radioactive”; or (B) any petroleum, petroleum products or by-products, friable asbestos or any material or equipment containing regulated concentrations of polychlorinated biphenyls.

(n) Tax Matters.

(i) Except as would not have a Company Material Adverse Effect, Company and each of its Subsidiaries; (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in Section 3.1(n)(iii)) required to be filed by each of them and all such filed Tax Returns are true, correct and complete in all material respects; (B) (1) have timely paid all Taxes required to be paid by or with respect to each of them, except with respect to matters contested in good faith and by appropriate proceedings and as to which adequate reserves have been made on the applicable financial statements and (2) no penalties or charges have been asserted or are due with respect to the incorrect or late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; and (C) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) Except for such matters as are identified in Section 3.1(n) of the Company Disclosure Schedules or that are in the aggregate not material, Company and each of its Subsidiaries does not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(iii) Company and each of its Subsidiaries maintains a transfer-pricing policy that is in compliance with all Tax Laws in each jurisdiction in which it is required to file a Tax Return. No penalties or charges have been asserted or are due with respect to any transfer-pricing matter.

(iv) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto or amendment therefor.

(o) Labor Matters.  Neither Company nor any of its Subsidiaries is the subject of any material proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of Law relating to employee matters, including those related to wages, hours, immigration and naturalization, collective bargaining, occupational safety or health standards, employment discrimination, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement, collective agreement or other labor union contract or works council agreement applicable to persons employed by Company or any of its Subsidiaries, nor, to the knowledge of Company, are there any activities or proceedings of any Person to organize any such employees and no consent of, consultation of, or the rendering of formal advice by the unions, works councils, and other similar organizations is required to consummate the Merger or any of the other transactions contemplated hereby.

(p) Intellectual Property.

(i) Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all material Intellectual Property that is currently used in its business, including the businesses of its Subsidiaries, taken as a whole (collectively, “Company Intellectual Property Rights”).

(ii) (A) to the knowledge of Company, the operation of the Company’s business and the use of Company Intellectual Property Rights by Company or its Subsidiaries therein does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any Intellectual Property of any other Person and (B) there have been no material claims made alleging the foregoing and neither Company nor any of its Significant Subsidiaries has received written notice of any material claim or otherwise knows that any Company Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

(iii) Company and its Subsidiaries have taken all reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of Company’s business.

(iv) To the knowledge of Company, no employee, independent contractor or agent of Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, or agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property. To the extent that any Intellectual Property has been conceived, developed or created for Company or any of its Subsidiaries by any other Person, Company and/or such Subsidiary, as applicable, have executed written agreements with such Person with respect thereto transferring to Company and/or such Subsidiary sufficient legally enforceable rights to use such Intellectual Property.

(v) All software, servers, systems, computers, networks, data communication lines, routers, hubs, switches and all other information technology equipment (and all associated documentation (“Company IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of Company’s business.

(vi) To the knowledge of Company the operation of Company IT Assets by or on behalf of Company and/or its Subsidiaries, the content thereof, and the use, collection, storage and dissemination of data in connection therewith or otherwise in connection with Company’s business, have not violated, and do not violate, any applicable Laws. There is no action or claim pending, asserted or threatened by or against Company or any of its Subsidiary alleging a violation of any Person’s privacy, personal or confidentiality rights under any such applicable Laws, rules, policies or procedures. The negotiation, execution and consummation of the Merger and the other transactions contemplated hereby, and any disclosure and/or transfer of information by Company or any of its Subsidiaries in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data, or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such rules, policies, procedures or applicable Laws. With respect to all personal and user data gathered or accessed in the course of the operation of Company’s business, Company and its Subsidiaries have at all times taken reasonable measures to protect such data against loss and unauthorized access, use, modification, disclosure or other misuse, and to the knowledge of Company there has been no unauthorized access to or other misuse or unauthorized disclosure of such data. None of the products or services offered or made available on any Internet or intranet websites owned and/or operated by Company or any of its Subsidiaries constitute or incorporate any “spyware” or “adware.”

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries, patents, invention disclosures, industrial designs and mask works, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including computer programs, models and methodologies, program interfaces, Internet and intranet websites, databases and compilations, including data and collections of data), and copyrights, moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals and extensions for any of the foregoing in (i)-(v), and (vii) any and all other proprietary rights.

(q) Title to Properties.  Section 3.1(q)(i) of the Company Disclosure Schedules lists each parcel of real property currently or formerly owned by Company or any of its Subsidiaries. Company and each of its Subsidiaries has good and valid title to all of its owned real properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for Taxes not yet due and payable and such Liens or other imperfections of title, if any, that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.1(q)(ii) of the Company Disclosure Schedules lists each parcel of real property currently leased or subleased by Company or any of its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. All leases pursuant to which Company and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Company or any of its Subsidiaries or, to the knowledge of Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default) that, either individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(r) Material Contracts.  (i) Subsections (A) through (M) of Section 3.1(r) of the Company Disclosure Schedules lists the following types of contracts and agreements in effect as of the date hereof to which Company or any of its Subsidiaries is a party (such contracts and agreements as are required to be set forth in Section 3.1(r) of the Company Disclosure Schedules being the “Material Contracts”):

(A) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company and its Subsidiaries;

(B) all contracts and agreements with Company’s top ten (10) customers (based on the revenue from such customer during the twelve (12) month period ended June 30, 2008) (the “Top Customers”) and all contracts and agreements with Company’s top ten (10) vendors (based on amounts paid to such vendors during the twelve (12) month period ended June 30, 2008) (the “Top Vendors”);

(C) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $100,000 (one hundred thousand dollars), in the aggregate, over the remaining term of such contract or agreement;

(D) all credit agreements, indentures and other agreements evidencing indebtedness for borrowed money of Company or any of its Subsidiaries;

(E) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(F) all contracts and agreements relating to issuances of securities of Company or any Subsidiary (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(G) all material leases of real property;

(H) material agreements concerning Intellectual Property or Company IT Assets to which Company or any of its Subsidiaries is a party or beneficiary or by which Company or any of its Subsidiaries, or any of its properties or assets, may be bound;

(I) each contract or agreement with any Governmental Entity to which the Company or any of its Subsidiaries is a party, except transcription contracts and captioning services contracts;

(J) all contracts and agreements that limit, or purport to limit, the ability of Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(K) all contracts and agreements providing for employee benefits under any Company Compensation and Benefit Plans;

(L) all powers of attorney with respect to Company or any of its Subsidiaries;

(M) all contracts for employment required to be listed in Section 3.1(j) of the Company Disclosure Schedules;

(N) all contracts that contain a right of first refusal, right of first offer, right to negotiate or similar right with respect to a merger, consolidation, sale of all or substantially all of Company’s assets or other extraordinary corporate transaction; and

(O) each other contract or agreement, whether or not made in the ordinary course of business, which is material to Company, any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

(ii) (a) Each Material Contract is a legal, valid and binding agreement, (b) neither Company nor any of its Subsidiaries has breached, or received in writing any claim of default under or cancellation of any Material Contract to which it is a party or by which it is bound, (c) to the knowledge of Company, no other party is in breach or violation of, or default under, any Material Contract, and (d) neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Company or any of its Subsidiaries under any Material Contract. Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(s) Insurance.  Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in accordance with normal industry practice and as are reasonable for the business and assets of Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds.

(t) Vote Required.  The affirmative vote of the holders of outstanding Common Shares, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereon by holders of Common Shares, is the only vote of holders of any class or series of the capital stock of Company which is required to approve and adopt this Agreement and the consummation of the Merger or the other transactions contemplated hereby (the “Company Requisite Vote”).

(u) Customer and Suppliers.  Section 3.11(u) of the Company Disclosure Schedules sets forth a true and complete list of the Top Customers. None of the Top Customers and no Top Vendors (i) have cancelled or otherwise terminated any contract with Company or any of its Subsidiaries prior to the expiration of the contract term, (ii) have returned, or to the knowledge of Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from Company or any of its Subsidiaries, or (iii) to the knowledge of Company, have threatened, or indicated their intention, to cancel or otherwise terminate their relationship with Company or its Subsidiaries or to reduce substantially their purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.

(v) Certain Business Practices.  None of Company, any Subsidiary of Company or, to Company’s knowledge, any directors or officers, agents or employees of Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (iii) made any payment in the nature of criminal bribery. Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

(w) Brokers and Finders.  Except for Credit Suisse, neither Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(x) Opinion of Financial Advisor.  Company has received an opinion of Credit Suisse, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of Common Shares. Section 3.1(x) of the Company Disclosure Schedules sets forth all amounts payable by Company to Credit Suisse pursuant to any arrangements under which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

(y) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.1, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Subsidiaries.

3.2  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure schedules delivered to Company by Parent on or prior to the date of this Agreement (the “Parent Disclosure Schedules”) or the Parent Reports filed prior to the date hereof, Parent and Merger Sub each represents and warrants to Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely, either individually or in the aggregate, to have a Parent Material Adverse Effect (as defined herein). Parent has made available to Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and certificate of incorporation and by-laws of Merger Sub. Parent’s certificate of incorporation and by-laws and Merger Sub’s certificate of incorporation and by-laws so made available are in full force and effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated hereby.

(b) Corporate Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(i) The Boards of Directors of Parent and Merger Sub have approved and adopted this Agreement and the Merger and the transactions contemplated hereby.

(c) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made under the HSR Act, the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws, and (B) any filings under the provisions of Section 721 of Title VII of the U.S. Defense Production Act of 1950, as amended and the regulations promulgated thereunder (the “Exon-Florio Provision”) (items (A) through (B) (inclusive)), the “Parent Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation or by-laws of Parent or Merger Sub or any comparable governing instruments of any of Parent’s Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of, any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent, Merger Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Merger Sub or any of Parent’s Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

(d) Disclosure Documents.  None of the information provided by Parent specifically for inclusion or incorporation by reference in (A) the Proxy Statement or (B) any other document to be filed with the SEC or any Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) No Business Activities.  Merger Sub is not a party to any material Contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Merger or the other transactions contemplated hereby. Merger Sub has no Subsidiaries.

(f) No Vote Required.  No approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby.

(g) Ownership of Company Common Shares.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of Company as defined in Section 203 of the DGCL. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Common Shares, in each case, except in accordance with this Agreement, including the Merger.

(h) Financial Capability.  Parent will have at the Effective Time the financial capacity to perform and to cause Merger Sub to perform its obligations under this Agreement, and Parent will have available all funds necessary to pay the consideration set forth in Article II and any other amounts contemplated by this Agreement. Without limiting the foregoing, Parent’s ability to consummate, and to cause Merger Sub to consummate, the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Effective Time.

(i) Ownership of Assets.  As of the date hereof Parent owns 100% of Aegis Communications Group, Inc. and Parent shall continue to hold 100% of Aegis Communications Group, Inc. through the Effective Time.

(j) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1  Conduct of Business of Company.  Company covenants and agrees that from the date hereof and continuing until the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedules or as Parent shall otherwise consent to in writing, the business of Company shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; to the extent consistent therewith, Company and its Subsidiaries shall use their reasonable best efforts to preserve its business organization intact, to keep available the services of the current officers and employees and consultants of Company and its Subsidiaries, maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees, business associates and other persons with which Company or any of its Subsidiaries has significant business relations, maintain and keep its material properties and assets in good repair and condition, subject to ordinary wear and tear, and maintain in effect all material governmental permits pursuant to which it or any of its Subsidiaries currently operates. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 4.1 of the Company Disclosure Schedules, Company shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) amend or otherwise change its certificate of incorporation, its by-laws or the comparable governing instruments of any of its Subsidiaries; (ii) subject to Section 5.16 of this Agreement, amend the Rights Agreement, redeem the Rights, or exempt any Acquiring Person (as defined in the Rights Agreement); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, cash equivalents, marketable securities, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary in the ordinary course of business consistent with past practice); or (v) repurchase, redeem or otherwise acquire directly or indirectly any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than as required under the Company Stock Plans);

(b) neither issue, sell, pledge, dispose of, grant or encumber (i) any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than the issuance of Shares pursuant to the exercise of a Company Option or Company RSU outstanding on the date hereof under the Company Stock Plans) or (ii) any assets of Company (including cash, cash equivalents or marketable securities) or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

(c) other than in the ordinary and usual course of business and in a manner consistent with past practice and other than transactions not in excess of $50,000 (fifty thousand dollars) in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of its Subsidiaries);

(d) by any means, (i) make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $100,000 (one hundred thousand dollars) in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement that contemplates an exchange of value in excess of $100,000 (one hundred thousand dollars) or $100,000 (one hundred thousand dollars) over the life of such contract or agreement, other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 (one hundred thousand dollars) or capital expenditures which are, in the aggregate, in excess of $500,000 (five hundred thousand dollars) for the Company and the Subsidiaries taken as a whole; provided, that Company shall consult with Parent on all capital expenditures in excess of $50,000 (fifty-thousand dollars) and shall give good-faith consideration to Parent’s comment on the expenditure; provided, further, that with respect to this Section 4.1(d)(iv), Parent shall have been deemed to have provided its consent in the event it shall have not responded to Company’s request for consent within five (5) Business Days from the date of delivery to Parent of such written request, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(d);

(e) other than in the ordinary and usual course of business, (i) modify, amend, or terminate any Contract that is material to Company and its Subsidiaries taken as a whole, and Company shall use its reasonable best efforts to cause any such Contract to remain in full force and effect, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of Company or any of its Subsidiaries thereunder), right or claim, that is material to Company and its Subsidiaries taken as a whole, (iii) grant any power of attorney or (iv) cancel or forgive any material indebtedness owed to Company or any of its Subsidiaries;

(f) Company shall not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Company or any Subsidiary of Company, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

(g) neither Company nor any of its Subsidiaries shall (i) engage in reductions in force, hire additional employees (except for employees hired in the ordinary course of business and consistent with past practice), (ii) enter into any employment agreement with any person that would employ such person at the level of a director or above, provided that with respect to this Section 4.1(g)(ii), Parent shall have been deemed to have provided its consent in the event it shall have not responded to Company’s request for consent within five (5) Business Days from the date of delivery to Parent of such written request (iii) terminate, establish, adopt, enter into, make any new grants under, amend or otherwise modify any Compensation and Benefit Plans, (iv) increase the salary, wage, bonus or other compensation of any employees or (v) enter into any collective bargaining agreement except for (a) increases in base salaries occurring in the ordinary and usual course of business or (b) actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date hereof;

(h) fail to maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its Subsidiaries in the ordinary course of business consistent with past practice;

(i) except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by its regular independent accountants, change any accounting principle, practice or method in a manner that is inconsistent with past practice;

(j) take any action that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) otherwise prevent or materially impair or materially delay the ability of such party to consummate the Merger or the other transactions contemplated hereby;

(k) authorize or enter into an agreement to do anything prohibited by the foregoing;

(l) fail to (i) timely file all income and other material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to Company or any Subsidiary of Company in respect of any material amount of Tax. Neither Company nor any of its Subsidiaries shall make any Tax election or settle or compromise any material income tax liability without the prior written consent of Parent which shall not be unreasonably withheld;

(m) commence or settle any litigation, suit, claim or proceeding, other than in an amount less than $40,000 (forty thousand dollars); provided that with respect to this Section 4.1(m), Parent shall have been deemed to have provided its consent in the event it shall have not responded to Company’s request for consent within five (5) Business Days from the date of delivery to Parent of such written request ; and

(n) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

4.2  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Access.  Company agrees that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, it shall (and shall cause its Subsidiaries to) afford Parent’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, offices, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of Company; provided that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by Company, Parent or Merger Sub in this Agreement. All requests for information made pursuant to this Section 5.1 shall be directed to an executive officer of Company, or such Person as may be designated by an executive officer. All such information shall be governed by the terms of the Confidentiality Agreement.

5.2  No Solicitation.  (a) Prior to the termination of this Agreement, Company agrees that neither it nor any of its Subsidiaries’ nor any of Company’s or its Subsidiaries’ directors, officers or employees shall, and that Company shall cause its and its Subsidiaries’ agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information) or otherwise facilitate any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or disposition of ten percent (10%) or more of the assets or any class of equity securities of Company or any of its Subsidiaries in a single transaction or series of related transactions; (iii) any tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of ten percent (10%) or more of any class of equity securities of Company or any of its Subsidiaries; (iv) any solicitation in opposition to approval and adoption of this Agreement by Company’s stockholders; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or any of the other transactions contemplated hereby (any such proposal or offer (other than the transactions contemplated hereby) being hereinafter referred to as an “Acquisition Proposal”). Company further agrees that (i) neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ directors or officers shall, and that it shall cause its and its Subsidiaries’ agents and representatives not to, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or (ii) agree to, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent or other contract, agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal. Company agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by Company in this Section 5.2. Notwithstanding anything to the contrary contained in this Section 5.2 or elsewhere in this Agreement, prior to obtaining the Company Requisite Vote, Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 5.2 and Section 7.5(a) and make a copy of this Section 5.2 and Section 7.5(a) available to a third party.

(b) Company shall as promptly as practicable (but in any event within forty-eight (48) hours) notify Parent orally (and then in writing within twenty-four (24) hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, or any request for information relating to Company or its Subsidiaries in connection with an Acquisition Proposal or a potential Acquisition Proposal or for access to the properties or books and records thereof of which Company or any of its Subsidiaries or any of their respective directors, officers, employees, representatives (including, without limitation, any financial, legal, accounting or other advisors) or agents is or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any Acquisition Proposal, proposal, inquiry, offer or request (including any amendments thereto). Company shall also as promptly as practicable (but in any event within forty-eight (48) hours) provide Parent with (i) a copy of any written notice or other written communication from any person informing Company or any of its Subsidiaries that it is considering making, or has made, a proposal regarding an Acquisition Proposal, (ii) a copy of any Acquisition Proposal, proposal (or any amendment thereof) received by Company or any of its Subsidiaries, and (iii) such other details of any such Acquisition Proposal that Parent may reasonably request.

(c) Notwithstanding anything to the contrary in Section 5.2(a), prior to obtaining the Company Requisite Vote, the Board of Directors of Company may furnish information to and enter into discussions with a third party who has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal which the Board of Directors of Company has: (i) determined in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation) that such proposal or offer constitutes a Superior Proposal or may reasonably lead to a Superior Proposal, (ii) determined in its good faith judgment, after consultation with independent legal counsel (who may be Company’s regularly engaged independent legal counsel) that, in light of such Acquisition Proposal, the furnishing of such information or entering into discussions is consistent with its fiduciary obligations to Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its determination described in clauses (i) and (ii) above and provided the required information pursuant to Section 5.2(b), and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to Company in the aggregate than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) (it being understood that such Acceptable Confidentiality Agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Company from satisfying its obligations under this Agreement including providing the required information pursuant to Section 5.2(b), and shall contain a standstill provision substantially similar to the standstill provision in the Confidentiality Agreement).

(d) Company may, prior to obtaining the Company Requisite Vote: (i) withdraw, amend, modify or qualify, in any manner adverse to Parent, the approval or the recommendation of the Company Board of Directors of this Agreement, the Merger or any of the other transactions contemplated hereby in favor of a Superior Proposal (a “Change in Board Recommendation”); and (ii) accept, approve, endorse or recommend a Superior Proposal, but in each case, if and only to the extent that:

(i) Company has received an unsolicited bona fide written Acquisition Proposal from such person (in circumstances not involving any breach of this Section 5.2);

(ii) The Board of Directors of Company, after consultation with and after receiving the advice of its financial advisors and independent legal counsel (who may be Company’s regularly engaged independent legal counsel), has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(iii) The Board of Directors of Company, after consultation with and after receiving the advice of its independent legal counsel (who may be Company’s regularly engaged independent legal counsel), has determined in good faith that taking such action is consistent with its fiduciary obligations to Company and its stockholders under applicable Laws;

(iv) Company has provided to Parent the information required to be provided under Section 5.2(b) in respect of such Acquisition Proposal and has promptly notified Parent in writing of the determinations described in Section 5.2(d)(ii) and Section 5.2(d)(iii);

(v) The Notice Period has elapsed and, if Parent has proposed to revise the terms and conditions of this Agreement, the Merger or any of the transactions contemplated hereby in accordance with Section 5.2(e) within such Notice Period, the Board of Directors of Company has again made the determinations in Section 5.2(d)(ii) and Section 5.2(d)(iii) taking into account such proposed revisions to the terms and conditions of this Agreement and the Merger; and

(vi) The Fee and Expenses shall have been paid.

(e) Company covenants that it shall not enter, and shall cause its Subsidiaries not to enter, into any agreement, understanding or arrangement providing for a Superior Proposal (a “Superior Proposal Agreement”) and the Board shall not make a Change in Board Recommendation unless (i) Company has provided Parent with a copy of the Superior Proposal Agreement and written notice of the determination of the Board of Directors of Company that the Acquisition Proposal constitutes a Superior Proposal promptly upon the Board of Directors of Company making such determination, and (ii) Company has provided Parent with an opportunity, for a period of three (3) Business Days from the date of delivery to Parent of the notice of its intention to enter into the Acquisition Proposal (the “Notice Period”), to amend the terms and conditions of this Agreement, the Merger and the transactions contemplated hereby such that the Superior Proposal no longer constitutes a Superior Proposal as determined by the Board of Directors of Company, acting in good faith and in a manner consistent with its fiduciary duties (the “Right to Match”). If Parent exercises the Right to Match, then the Board of Directors of Company shall review in good faith and in a manner consistent with its fiduciary duties, in consultation with and after receiving the advice of its financial advisors and independent legal counsel (who may be Company’s regularly engaged independent legal counsel), any such proposal by Parent to amend the terms and conditions of this Agreement, the Merger and the transactions contemplated hereby, including an increase in, or modification of, the Merger Consideration, to determine whether the Superior Proposal to which Parent is responding would be a Superior Proposal when assessed against the Merger and the other transactions contemplated hereby as they are proposed by Parent to be amended. If the Board of Directors of Company determines that the amended terms and conditions of the Merger and the transactions contemplated hereby proposed by Parent are at least as favorable to Company’s stockholders as the terms and conditions of the Superior Proposal, Company, Parent and Merger Sub shall enter into an amended agreement reflecting Parent’s proposed amendments to the terms and conditions of the Merger and the transactions contemplated hereby and the Board of Directors of Company shall not make a Change in Board Recommendation and shall not enter into a Superior Proposal Agreement, but rather shall promptly reaffirm its recommendation of the Merger and the transactions contemplated hereby, as so amended. In the event Parent does not exercise the Right to Match or the Board of Directors of Company acting in good faith and in a manner consistent with its fiduciary duties determines that the amended terms and conditions of the Merger and the transactions contemplated hereby proposed by Parent are not at least as favorable to Company’s stockholders as the Superior Proposal, and therefore the Superior Proposal continues to be a Superior Proposal, then Company shall terminate this Agreement in accordance with Section 7.3 and contemporaneously with such termination, Company shall pay the Fee and Expenses, both of which shall occur prior to the execution of the Superior Proposal Agreement. Each successive amendment to any Superior Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the stockholders shall constitute a new Superior Proposal for the purposes of this Section 5.2(e) and Parent shall be afforded a new Notice Period in respect of each such Superior Proposal which shall, however, be three (3) Business Days.

For purposes of this Section 5.2, “Superior Proposal” means an unsolicited bona fide offer made by a third person to consummate any Acquisition Proposal, that in the good faith determination of the Board of Directors of Company, after consultation with its financial advisors and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal,

(i) would, if consummated in accordance with its terms, result in a transaction more favorable to Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement) and (ii) is reasonably likely to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the Merger and the other transactions contemplated by such offer is not committed and is not likely in the good faith judgment of the Board of Directors of Company (after consultation with its financial advisors) to be obtained by such third person on a timely basis. For purposes of the definition of “Superior Proposal,” each reference to “10%” in the definition of “Acquisition Proposal” shall be replaced with “50%.”

5.3  Further Assurances.  (a) Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(b) From the date of this Agreement to the Closing Date, each party hereto shall provide the other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of such notice pursuant to this Section 5.3 shall not otherwise affect the rights and remedies available to the party so notified hereunder.

5.4  Reasonable Best Efforts.  (a) Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the Merger and the other transactions contemplated hereby and (iii) the appropriate Governmental Entity each filing under the Exon-Florio Provision. Each party hereto will use its reasonable best efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

(b) Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and using their respective reasonable best efforts to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger and the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Parent and Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the relevant approvals, consents or expirations of waiting periods in relation to the filings. In exercising the foregoing right, each of Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law and the preservation of any applicable attorney-client privilege, Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the transactions contemplated hereby.

(e) Subject to the fiduciary duties of Company’s Board of Directors under the DGCL and its rights and obligations under Section 5.2, in each case as determined by the Board of Directors of Company after consultation with independent legal counsel (who may be Company’s regularly engaged independent legal counsel), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, each of Parent, Merger Sub and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated hereby; provided that neither Merger Sub nor Parent will be required by this Section 5.4 to take any action, including into entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of Merger Sub, Parent or Company or any of their respective Subsidiaries or (b) limits Parent’s freedom of action with respect to, or its ability to retain, Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses.

5.5  Filings, Other Actions.  (a) Each of Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and, except to the extent provided in Section 5.2(d), the Proxy Statement shall include the recommendation of the Board of Directors of Company that Company’s stockholders approve and adopt this Agreement. As promptly as practicable after the execution of this Agreement, and in any event no later than twenty (20) days following the date of this Agreement, Company shall file with the SEC the preliminary Proxy Statement and, thereafter, shall use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable; provided, however, that Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable copies of all written correspondence (and summaries of any oral comments) between Company or any Representative of Company and the SEC with respect to the Proxy Statement. Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC has been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by Company, Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted), as promptly as reasonably practicable to its stockholders of record as of the record date established by the Board of Directors of Company. Each of the parties hereto shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

(b) Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c) Company shall take all action necessary in accordance with the DGCL and its restated certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (and in any event, no later than thirty (30) days after the dissemination of the Proxy Statement to Company’s stockholders) for the purpose of obtaining the Company Requisite Vote (the “Company Meeting”) and, subject to Section 5.2(d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. Subject to Section 5.2 of this Agreement, Company will use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Neither the commencement, disclosure, announcement or submission to Company of an Acquisition Proposal (whether or not a Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Board of Directors of Company to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Meeting. Notwithstanding the foregoing,

Company may adjourn or postpone the Company Meeting with the consent of Parent to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Company’s stockholders or if, as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

5.6  Stock Exchange De-listing.  Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts to cause the Common Shares to be removed from listing on the Nasdaq National Market System and de-registered under the Exchange Act as soon as practicable following the Effective Time.

5.7  Publicity.  The initial press release shall be a joint press release, and thereafter, subject to Section 5.2, Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or any transaction contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.

5.8  Benefits and Other Employee Matters.  (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the current and former employees of Company and its Subsidiaries will continue to be provided with, in the aggregate, compensation and benefits under employee benefit plans that are substantially comparable to those provided by Company and its Subsidiaries to such employees immediately prior to the Effective Time. From and after the Effective Time, employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement (other than equity-based compensation plans) established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or result in an unusual or unintended increase in such benefit; provided, further, to the extent that an employee of the Company or any Subsidiary is paid severance as a result of the Merger or the transactions contemplated hereby, such employee shall not be provided with full credit for service recognized by the Surviving Corporation for purposes of any future severance or severance-like payments.

(b) From and after the Effective Time, Parent shall use reasonable commercial efforts to (i) cause to be waived any pre-existing condition limitations under benefit plans, policies or practices of the Surviving Corporation in which employees of Company or its Subsidiaries participate and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by the Surviving Corporation.

(c) Parent shall, and shall cause the Surviving Corporation to, honor all contractual employee benefit obligations to current and former employees and directors under Company Compensation and Benefit Plans.

5.9  Indemnification; Directors’ and Officers’ Insurance.  (a) Merger Sub shall indemnify and hold harmless, as required pursuant to the indemnity agreements of Company (the “Company Indemnity Agreements”) (provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any reasonable costs or reasonable expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Merger and the other transactions contemplated hereby. No initial finding by Company, Parent, Surviving Corporation, their respective counsel, independent counsel, arbitrators or the stockholders of Company, Parent or Surviving Corporation shall be effective to deprive the Indemnified Parties of the protection of this indemnity, nor shall a court or other forum to which an Indemnified Party may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. Upon making a request for indemnification, an Indemnified Party shall be presumed to be entitled to indemnification under this Section 5.9 and a challenging party shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any claim, action, suit, proceeding or investigation by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (i) adversely affect the rights of the Indemnified Party to indemnification except as indemnification may be expressly prohibited under this Section 5.9, (ii) create a presumption that the Indemnified Party did not act in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of Company and its stockholders or (iii) with respect to any criminal action or proceeding, create a presumption that the Indemnified Party had reasonable cause to believe that his conduct was unlawful.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.9, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Merger Sub in writing thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially prejudices Merger Sub. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Merger Sub shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Merger Sub will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to Merger Sub and the Indemnified Party; provided, however, that (A) Merger Sub shall be obligated pursuant to this Section 5.9(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the Indemnified

Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

(c) Company shall maintain its existing officers and directors’ liability insurance (“D&O Insurance”) coverage for Company’s directors and officers for a period of six (6) years after the Effective Time or cause to be obtained prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time, so long as the annual premium therefor is not in excess of 300% (three hundred percent) of the last annual premium paid prior to the date hereof (which last annual premium Company represents and warrants to be $388,000 (three hundred eighty eight thousand) in the aggregate).

(d) The certificate of incorporation and by-laws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification no less favorable than as set forth in Company’s certificate of incorporation and by-laws in effect on the date hereof for six (6) years after the Effective Time.

(e) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.9.

(f) The rights of each Indemnified Party under this Section 5.9 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of Company or any of its Subsidiaries, or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with Company or any of its Subsidiaries. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

5.10  Expenses.  Subject to Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, if any (including any SEC filing fees).

5.11  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent, Company and Merger Sub and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Section 203 of the DGCL.

5.12  Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Common Shares and any shares of capital stock of Merger Sub beneficially owned by it or any of its Affiliates (as such term is defined under the Exchange Act), or with respect to which it or any of such Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement and the transactions contemplated hereby at any meeting of stockholders of Company or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either Company or Merger Sub by consent in lieu of a meeting).

5.13  Section 16 Matters.  Prior to the Effective Time, Parent and Company shall use all reasonable efforts to approve in advance, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Common Shares (including derivative securities with respect to such Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to equity securities of the Company.

5.14  Financing.  To the extent required, each of Parent use its reasonable best efforts to seek to enforce its rights under the agreement set forth in Section 5.14 of the Parent Disclosure Letter.

5.15  Consents.  Each of Parent and Company, shall use their reasonable best efforts to promptly obtain all consents and written waivers under the contracts set forth in Section 3.1(d)(ii) of the Company Disclosure Schedules and Section 3.2(c)(ii) of the Parent Disclosure Schedules, as applicable, that may be, or become, necessary or as may be reasonably requested for the execution, delivery or performance of their obligations to, and consummation of the transactions contemplated by this Agreement.

516  Rights Agreement.  The Company shall, no later than two (2) Business Days following the date of this Agreement, have validly amended the Rights Agreement as set forth in Exhibit C hereto and incorporated by reference herein, and as so amended, shall be the Rights Agreement.

ARTICLE VI

CONDITIONS

6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver at or prior to the Effective Time of each of the following conditions:

(a) The Company Requisite Vote approving and adopting this Agreement and the transactions contemplated hereby shall have been obtained.

(b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect or taken any other action (whether temporarily, preliminarily or permanently) enjoining, restraining or otherwise prohibiting the consummation of the Merger (collectively, an “Order”); provided, however, that prior to invoking this condition each party agrees to comply with Section 5.4.

(c) Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby unless otherwise waived by Merger Sub.

6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, written waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement (excluding the representations and warranties of Parent and Merger Sub set forth in Section 3.2(h)) shall be true and correct (without regard to any qualification as to materiality or Parent Material Adverse Effect), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(h) and Section 3.2(i) shall be true and correct in all respects as of the date of this Agreement as though made on and as of the Closing Date.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to Company a certificate, dated the Effective Time and signed by a senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, written waiver at or prior to the Effective Time, of each of the following conditions:

(a) (i) the representations and warranties of Company set forth in this Agreement (excluding the representations and warranties of Company set forth in Section 3.1(b)(i), Section 3.1(h)(ii), Section 3.1(l)(ii) and Section 3.1(w)) shall be true and correct (without regard to any qualification as to materiality or Company Material Adverse Effect), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of Company set forth in Section 3.1(b)(i) (other than de minimis exceptions), Section 3.1(h)(ii), Section 3.1(l)(ii) and Section 3.1(w) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) the Committee on Foreign Investment in the United States (“CFIUS”) shall have notified Parent and Company in writing that action under the Exon-Florio Provision is concluded with respect to the Agreement and the Merger, and in the event that CFIUS has undertaken an investigation, CFIUS has terminated such investigation; and

(d) Company shall have delivered to Parent a certificate, dated the Effective Time and signed by a senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

7.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by mutual written consent of Company, Parent and Merger Sub by duly authorized action of their respective Boards of Directors.

7.2  Termination by Either Parent or Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by duly authorized action of the Board of Directors of Parent, Merger Sub or Company if:

(a) the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Requisite Vote contemplated by this Agreement shall not have been obtained;

(b) (i) the Effective Time shall not have occurred by February 3, 2009 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a proximate cause of the failure to consummate the Merger on or before such date; or

(c) any Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger shall become final and non-appealable after the parties have used their reasonable best efforts to have such Order removed, repealed or overturned; provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party that has breached its obligations under this Agreement in any manner.

7.3  Termination by Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by action of the Board of Directors of Company, if:

(a) at any time prior to obtaining the Company Requisite Vote, the Board of Directors of Company approves or enters into a Superior Proposal Agreement; provided, however, that Company may not effect such termination unless (i) Company is not then in breach of Section 5.2 and (ii) the termination pursuant to this Section 7.3(a) shall not be effective unless Company shall at or prior to the time of such termination make the payment to Parent of the Fee and Expenses required by Section 7.6; or

(b) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (2) cannot be cured by the Termination Date; provided that Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating Company’s intention to terminate this Agreement pursuant to this Section 7.3(b) and the basis for such termination.

7.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company, by action of the Board of Directors of Parent, if:

(a) Company or the Board of Directors of Company accepts, approves, endorses or recommends any Superior Proposal Agreement;

(b) a Change in Board Recommendation shall have occurred (it being understood, however, that the fact that Company has supplied any Person with information regarding Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of Company’s Board of Directors’ recommendation of the Offer, the Merger or this Agreement);

(c) a Distribution Date (as defined in the Rights Agreement) or a Triggering Event (as defined in the Rights Agreement) has occurred or the Company shall otherwise have issued or be required to issue any Common Shares or Company Preferred Stock pursuant to the Rights Agreement; or

(d) Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (2) cannot be cured by the Termination Date; provided that Parent shall have given Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.4(d) and the basis for such termination.

7.5  Effect of Termination.  In the event of termination of this Agreement pursuant to Article VII, this Agreement shall become void and of no effect with no liability on the part of Company, Parent or Merger Sub, other than the provisions of Section 7.6 (and any other provision herein related to Fees and Expenses), this Section 7.5 and Article VIII, which provisions shall survive termination. Nothing contained in this Section 7.5 shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to the date of such termination or alter the provisions of the Confidentiality Agreement.

7.6  Fees and Expenses.  (a) In the event that:

(i) Company terminates this Agreement pursuant to Section 7.3(a); or

(ii) Parent terminates this Agreement pursuant to Section 7.4(a) or 7.4(b); or

(iii) (A) either Parent or Company terminates this Agreement pursuant to Section 7.2(b), or Parent terminates this Agreement pursuant to Section 7.4(c) or Section 7.4(d), (B) at the time of such termination, Parent and Merger Sub shall have complied, in all material respects, with their obligations under this Agreement, (C) an Acquisition Proposal with each reference to “10%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn, or otherwise become publicly known after the date of this Agreement, and (D) within 12 months after such termination, Company either enters into a definitive agreement relating to an Acquisition Proposal (with each reference to “10%” in the definition thereof replaced with “50%”) or consummates an Acquisition Proposal (with each reference to “10%” in the definition thereof replaced with “50%”); provided, for the purposes of this Section 7.6(iii)(D) the term “Acquisition Proposal” shall not include transactions set forth in Section 5.2(a)(iv) and (v):

then, in any such event Company shall pay Parent, substantially simultaneously (or if the payment is pursuant to Section 7.6(a)(ii) promptly (but in no event later than one (1) Business Day after the first of such events shall have occurred)) a fee of $8,700,000 (eight million seven hundred thousand dollars) (the “Fee”), by wire transfer of same day funds to an account previously designated in writing by Parent or Merger Sub.

(b) If this Agreement is terminated pursuant to Section 7.2(a), and neither Parent nor Merger Sub is in material breach of its material covenants and agreements contained in this Agreement, Company shall reimburse each of Parent and Merger Sub (not later than one (1) Business Day after submission therefor) for all out-of-pocket expenses and fees (which includes charges and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including fees of legal and financial advisors, consultants and travel and lodging expenses of employees of Parent, Purchaser and its affiliates engaged in the Transactions) of $1,000,000 (one million dollars) in the aggregate (“Expenses”). If this Agreement is terminated by either Parent or Company pursuant to Section 7.2(a) and an Acquisition Proposal (with each reference to “10%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn, or otherwise become publicly known after the date of this Agreement, and Company enters into a definitive agreement, within 12 months after such termination, relating to an Acquisition Proposal (excluding transactions set forth in Section 5.2(a)(iv) and (v), and with each reference to “10%” in the definition thereof replaced with “50%”) or an Acquisition Proposal (excluding transactions set forth in Section 5.2(a)(iv) and (v), and with each reference to “10%” in the definition thereof replaced with “50%”) is consummated, then Company shall pay the Fee less Expenses to Parent not later than one (1) Business Day after the announcement or completion of such transaction.

(c) The parties hereto acknowledge that the agreement contained in Section 7.6 is an integral part of the Transactions, and that without this agreement Parent and Merger Sub would not have entered into this Agreement; accordingly, if Company fails to promptly pay any amounts due pursuant to Section 7.5(a) or Section 7.6(b), and in order to obtain such payment Parent or Merger Sub, as the case may be, commences a suit which results in a judgment against the other party for payment of all or a portion of amounts set for this Section 7.6, the non-prevailing party shall pay to the prevailing party its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of such amount shall be the sole and exclusive remedy of a party with respect to the facts and circumstances giving rise to such payment obligation except to the extent such facts or circumstances constitute or arise from willful breach of the other party’s obligations. A termination fee provided for in this Section 7.6 is payable whether or not there has been a breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1  Modification or Amendment.  The parties hereto may not modify or amend this Agreement except by written agreement executed and delivered by duly authorized officers of the respective parties.

8.2  Waiver of Conditions.  At any time prior to the Effective Time, each of the parties hereto may (a) extend the time for performance of any obligation or act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein, in each case, to the extent permitted by applicable Law.

8.3  Counterparts.  This Agreement may be executed in any number of counterparts including by facsimile signature or by electronic means such as a .PDF file, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.4  Governing Law and Venue.  THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined, and the parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Chancery Court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

8.5  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered Personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of telephonic confirmation of successful transmission):

if to Parent or Merger Sub,

Essar Services, Mauritius 13th Floor, Essar House K.K. Marg, Mahalaxmi Mumbai 400 034 India Attention: Surendra Agarwal Telephone:	+91.981.973.0083 +91.226.660.1100 Facsimile: +91.222.354.490

with a copy to

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Stephen M. Besen, Esq.
Telephone: (212) 848-4000
Facsimile: (212) 848-7179

if to Company,

PeopleSupport, Inc.
1100 Glendon Avenue
Suite 1250
Attention: Lance Rosenzweig
Telephone: (310) 824-6022
Facsimile: (310) 824-6355

and to

Attention: Peter Phan
Telephone: (310) 824-6022
Facsimile: (310) 824-6355

with a copy to

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Jorge A. del Calvo
Telephone: (650) 233-4500
Facsimile: (650) 233-4545

and to

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attention: Stephen R. Rusmisel and Donovan W. Burke
Telephone: (212) 858-1000
Facsimile: (212) 858-1500

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

8.6  Entire Agreement; No Other Representations.  This Agreement (including any Annexes, Schedules and Exhibits hereto), the Company Disclosure Schedules, the Parent Disclosure Schedules and the Confidentiality and Standstill Agreement, dated as of May 20, 2008 between Aegis BPO Services Limited and Company (the “Confidentiality Agreement”) constitute the entire agreement by and among the parties hereto and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.7  No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Indemnified Parties are intended to be third-party beneficiaries of this Agreement.

8.8  Obligations of Parent and of Company.  Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.9  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10  Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

8.11  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to Company, another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger; provided, further, however, that notwithstanding the foregoing, Parent or Merger Sub may assign on a collateral basis any and all of its rights and interests hereunder to any provider of debt financing of the transactions contemplated hereby. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

8.12  Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PEOPLESUPPORT, INC.

By:	/s/ Lance Rosenzweig
Name:     Lance Rosenzweig

Title:	Chief Executive Officer

ESSAR SERVICES, MAURITIUS

By:	/s/ Aparup Sengupta
Name:     Aparup Sengupta

Title:	Global Chief Executive Officer

EASTER MERGER SUB, INC.

By:	/s/ Surendra Agarwal
Name:     Surendra Agarwal

Title:	Secretary

Exhibit A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PEOPLESUPPORT, INC.

ARTICLE I

Name

The name of the corporation is PeopleSupport, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 200, all of which shall be shares of Common Stock, par value $.01 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Indemnification of Directors, Officers and Others

(1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law.

(2) Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation for any expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under the first paragraph of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(3) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(4) Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to whom Delaware law permits the Corporation to provide indemnification) through by-laws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

ARTICLE VII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Amended and Restated Certificate of Incorporation are subject to this reserved power.

Exhibit B

Amended and Restated Bylaws

AMENDED AND RESTATED BY-LAWS
OF
PEOPLESUPPORT, INC.

Section		Page

Article X AMENDMENTS
Section 10.01.	Amendments	A-82

AMENDED AND RESTATED BY-LAWS
OF
PEOPLESUPPORT, INC.

ARTICLE I

OFFICES

Section 1.01.  Registered Office.  The registered office of PeopleSupport, Inc. (the “Corporation”) in the State of Delaware shall be at the principal office of Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808 and the registered agent in charge thereof shall be Corporation Service Company.

Section 1.02.  Other Offices.  The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.01.  Annual Meetings.  The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting; provided, however, that no annual meeting of stockholders need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the “General Corporation Law”) to be taken at such annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.09 hereof.

Section 2.02.  Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board, the President or the Secretary of the Corporation or by the recordholders of at least a majority of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.

Section 2.03.  Notice of Meetings.  (a) Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, not less than 10 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary of the Corporation (the “Secretary”) shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

(b) Notice of a special meeting of stockholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

Section 2.04.  Waiver of Notice.  Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the notice of such meeting was inadequate or improperly given.

Section 2.05.  Adjournments.  Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 2.06.  Quorum.  Except as otherwise provided by law or the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the stockholders entitled to vote thereat may adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.

Section 2.07.  Voting.  Each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question. Except as otherwise provided by law or the Certificate of Incorporation, when a quorum is present at any meeting of stockholders, the vote of the recordholders of a majority of the shares constituting such quorum shall decide any question brought before such meeting.

Section 2.08.  Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express, in writing, consent to or dissent from any action of stockholders without a meeting may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders or such action of stockholders without a meeting, at such time as the Board may require. No proxy shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.

Section 2.09.  Stockholders’ Consent in Lieu of Meeting.  Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.

ARTICLE III

BOARD

Section 3.01.  General Powers.  The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these By-laws directed or required to be exercised or done by stockholders.

Section 3.02.  Number and Term of Office.  The number of directors shall be one or such other number as shall be fixed from time to time by the Board. Directors need not be stockholders. Directors shall be elected at the annual meeting of stockholders or, if, in accordance with Section 2.01 hereof, no such annual meeting is held, by written consent in lieu of meeting pursuant to Section 2.09 hereof, and each director shall hold office until his successor is elected and qualified, or until his earlier death or resignation or removal in the manner hereinafter provided.

Section 3.03.  Resignation.  Any director may resign at any time by delivering his written resignation to the Board, the Chairman of the Board of the Corporation (the “Chairman”) or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Section 3.04.  Removal.  Any or all of the directors may be removed, with or without cause, at any time by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of the recordholders of shares pursuant to Section 2.09 hereof.

Section 3.05.  Vacancies.  Vacancies occurring on the Board as a result of the removal of directors without cause may be filled only by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of such recordholders pursuant to Section 2.09 hereof. Vacancies occurring on the Board for any other reason, including, without limitation, vacancies occurring as a result of the creation of new directorships that increase the number of directors, may be filled by such vote or written consent or by vote of the Board or by written consent of the directors pursuant to Section 3.08 hereof. If the number of directors then in office is less than a quorum, such other vacancies may be filled by vote of a majority of the directors then in office or by written consent of all such directors pursuant to Section 3.08 hereof. Unless earlier removed pursuant to Section 3.04 hereof, each director chosen in accordance with this Section 3.05 shall hold office until the next annual election of directors by the stockholders and until his successor shall be elected and qualified.

Section 3.06.  Meetings.  (a) Annual Meetings.  As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.08 hereof.

(b) Other Meetings.  Other meetings of the Board shall be held at such times as the Chairman, the President of the Corporation (the “President”), the Secretary or a majority of the Board shall from time to time determine.

(c) Notice of Meetings.  The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him at such place by telecopy, telegraph, cable, or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

(d) Place of Meetings.  The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.

(e) Quorum and Manner of Acting.  One-third of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these By-laws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f) Organization.  At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

1) the Chairman;

2) the President;

3) any director chosen by a majority of the directors present.

The Secretary or, in the case of his absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

Section 3.07.  Committees of the Board.  The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Section 251 or 252 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution, or amending these By-laws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.

Section 3.08.  Directors’ Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.09.  Action by Means of Telephone or Similar Communications Equipment.  Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.10.  Compensation.  Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE IV

OFFICERS

Section 4.01.  Officers.  The officers of the Corporation shall be the President and Secretary and may include one or more Assistant Secretaries. Any two or more offices may be held by the same person.

Section 4.02.  Authority and Duties.  All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-laws or, to the extent not so provided, by resolution of the Board.

Section 4.03.  Term of Office, Resignation and Removal.  (a) Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until his successor has been appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

(b) Any officer may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the President or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(c) All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the shares entitled to vote thereon.

Section 4.04.  Vacancies.  Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of his predecessor expires unless reappointed by the Board.

Section 4.05.  The Chairman.  The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to him by the Board or these By-laws.

Section 4.06.  The President.  The President shall be the chief executive officer of the Corporation and shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The President shall perform all duties incident to the office of President and all such other duties as may from time to time be assigned to him by the Board or these By-laws.

Section 4.07.  Vice Presidents.  Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board or the President shall prescribe, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

Section 4.08.  The Secretary.  The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. He shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman or the President and shall act under the supervision of the Chairman. He shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by his signature or by the signature of the Treasurer of the Corporation (the “Treasurer”) or an Assistant Secretary or Assistant Treasurer of the Corporation. He shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the President may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman or the President.

Section 4.09.  Assistant Secretaries.  Assistant Secretaries of the Corporation (“Assistant Secretaries”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the

Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

Section 4.10.  The Treasurer.  The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. He shall disburse the funds of the Corporation under the direction of the Board and the President. He shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of his accounts whenever the Board, the Chairman or the President shall so request. He shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, he shall give bonds for the faithful discharge of his duties in such sums and with such sureties as the Board shall approve.

Section 4.11.  Assistant Treasurers.  Assistant Treasurers of the Corporation (“Assistant Treasurers”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

CHECKS, DRAFTS, NOTES, AND PROXIES

Section 5.01.  Checks, Drafts and Notes.  All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

Section 5.02.  Execution of Proxies.  The Chairman, the President or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the President or any Vice President.

ARTICLE VI

SHARES AND TRANSFERS OF SHARES

Section 6.01.  Certificates Evidencing Shares.  Shares shall be evidenced by certificates in such form or forms as shall be approved by the Board. Certificates shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman, the President or any Vice President and by the Secretary, any Assistant Secretary, the

Treasurer or any Assistant Treasurer. If such a certificate is manually signed by one such officer, any other signature on the certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

Section 6.02.  Stock Ledger.  A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, firm or corporation owning the shares evidenced by each certificate evidencing shares issued by the Corporation, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder thereof for all purposes.

Section 6.03.  Transfers of Shares.  Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

Section 6.04.  Addresses of Stockholders.  Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

Section 6.05.  Lost, Destroyed and Mutilated Certificates.  Each recordholder of shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any share or shares of which he is the recordholder. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the recordholder of the shares evidenced by the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.06.  Regulations.  The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of certificates evidencing shares.

Section 6.07.  Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE VII

SEAL

Section 7.01.  Seal.  The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.

ARTICLE VIII

FISCAL YEAR

Section 8.01.  Fiscal Year.  The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

Section 9.01.  Indemnification.  (a) Subject to Section 9.01(d) of these By-laws, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b) Subject to Section 9.01(d) of these By-laws, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that any person described in Section 9.01(a) and (b) of these By-laws has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under Section 9.01(a) and (b) of these By-laws (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.01(a) and (b) of these By-laws. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, or (4) by the stockholders of the Corporation.

(e) Expenses incurred by an officer or director of the Corporation in defending a civil or criminal action, suit or proceeding shall be, and expenses incurred by a person other than a director or an officer of the Corporation in defending a civil or criminal action, suit or proceeding may be, paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the manner provided for in Section 9.01(d) of these By-laws upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that such person is entitled to be indemnified by the Corporation pursuant to this Article IX.

(f) The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or amendment of any of the provisions of this Article IX shall not adversely affect any right or potential of any indemnitee existing at the time of such repeal or amendment.

(g) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(h) For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(i) If any word, clause or provision of this Article IX or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

(j) The intent of this Article IX is to provide for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law. To the extent that such Section or any successor Section may be amended or supplemented from time to time, this Article IX shall be amended automatically and construed so as to permit indemnification to the fullest extent from time to time permitted by law.

Section 9.02.  Insurance for Indemnification.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX.

ARTICLE X

AMENDMENTS

Section 10.01.  Amendments.  Any By-law (including these By-laws) may be altered, amended or repealed by the vote of the recordholders of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders pursuant to Section 2.09 hereof, or by vote of the Board or by a written consent of directors pursuant to Section 3.08 hereto.

Exhibit C

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of August 3, 2008 between PeopleSupport, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (“Computershare”), to the Rights Agreement dated as of August 28, 2007 between the Company and Computershare (the “Rights Agreement”).

A. Whereas, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section;

B. Whereas, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”) and Easter Merger Sub, Inc., a Delaware corporation (“Merger Sub”);

C. Whereas, pursuant to the Merger Agreement, merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with Delaware General Corporation Law (the “DGCL”) as well as all other applicable Laws;

D. Whereas, there is not as of the date hereof any Acquiring Person, Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement);

E. Whereas, the Company is obligated and the Company desires to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Merger Agreement and the Stockholders Agreement, neither Parent nor any of its Affiliates is or will become an “Acquiring Person” and that no “Triggering Event” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1. Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”) or Easter Merger Sub, Inc., a Delaware corporation (“Merger Sub”), or any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of August 3, 2008 by and between Parent, Merger Sub and the Company, as amended from time to time (the “Merger Agreement”), (ii) the acquisition of Common Shares pursuant to the Merger (as defined in the Merger Agreement), (iii) the consummation of any of the other transactions contemplated in the Merger Agreement or (iv) the public announcement of any of the foregoing (each such event, an “Exempt Event”).”

2. Amendment of Section 1(o).  Section 1(o) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of an Exempt Event.”

3. Amendment of Section 1(uu).  Section 1(uu) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as the result of an Exempt Event.”

4. Amendment of Section 11(a)(ii).  Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in the Rights Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event.”

5. Amendment of Section 13.  Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, no Exempt Event shall be deemed to be an event of the type described in the first sentence of this Section 13, and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

6. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

7. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

9. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	PEOPLESUPPORT, INC.

By:	By:

Title:	Title:

Attest:	COMPUTERSHARE TRUST COMPANY, N.A.

By:	By:

Title:	Title:

Annex B

August 3, 2008

Board of Directors
PeopleSupport, Inc.
1100 Glendon Ave., Suite 1250
Los Angeles, California 90024

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of PeopleSupport, Inc. (the “Company”), from a financial point of view, of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2008 (the “Merger Agreement”), by and among the Company, Essar Services, Mauritius (the “Acquiror”) and Easter Merger Sub Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $12.25 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts and sensitivities thereto, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the sensitivities thereto, the management of the Company has advised us, and we have assumed, with your consent, that such forecasts and sensitivities have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have also assumed, with your consent, that the financial results reflected in the financial forecasts and the sensitivities thereto used for purposes of our analysis will be realized in the amounts and times indicated thereby. In addition, at your direction, we have relied on the estimates of the Company’s management as to (i) the tax benefits to the Company from net operating loss usage and (ii) future foreign exchanges rates. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

B-1

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and are currently providing and in the future we may provide, investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including having acted as a lead underwriter in connection with the public sale of equity in November 2006 by the Company, financial advisor to the Company in connection with the Company’s response to certain shareholder initiatives in 2007 and 2008 and financial advisor to the Company in connection with an unsolicited acquisition attempt by IPVG Corp. and AO Capital Partners in January 2008. We and our affiliates may have provided and may be currently providing other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Todd Noffke Managing Director

B-2

Annex C

APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL
CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

▼DETACH PROXY CARD HERE▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.
☒ Votes must be Indicated (x) In Black or Blue Ink.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.				FOR	AGAINST	ABSTAIN

1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 3, 2008 (the “Merger Agreement”), by and among PeopleSupport, Inc., Essar Services, Mauritius (“Essar”) and Easter Merger Sub, Inc., a wholly owned subsidiary of Essar (“Merger Sub”), pursuant to which Merger Sub will be merged with and into PeopleSupport, Inc., with PeopleSupport, Inc. surviving the merger (the “Merger”) and to approve the Merger.

2.     To approve the postponement or adjournment of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.
				☐	☐	☐

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements. No proxy marked against Proposal 1 will be voted in favor of adjournment or postponement of the Special Meeting for the purpose of allowing additional time to enlist proxies in favor of adoption of the Merger Agreement.

Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

			Date Share Owner sign here	Co- Owner sign here

PROXY PEOPLESUPPORT, INC.
This Proxy is Solicited on Behalf of the Board of Directors for use at the Special Meeting on October 8, 2008

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held October 8, 2008, and the Proxy Statement dated September 10, 2008 and hereby appoints Lance Rosenzweig and Caroline Rook, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side hereof, all of the shares of common stock of PeopleSupport, Inc. held of record by the undersigned stockholder(s) on August 22, 2008, at the Special Meeting of Stockholders to be held October 8, 2008, or any adjournment or postponement thereof with all of the powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). IF THIS CARD IS RETURNED WITHOUT VOTING INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)

Change of Address

PEOPLESUPPORT, INC.

2049 CENTURY PARK EAST, SUITE 300

LOS ANGELES, CA 90067